Exhibit 4.1

EXECUTION VERSION

CONTINGENT VALUE RIGHTS AGREEMENT

by and among

ILLUMINA, INC.,

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of August 18, 2021

i

Annex A – Form of CVR Certificate

Note:  This Table of Contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of August 18, 2021.

Trust Indenture Act Section	Agreement Section
Section 310(a)(1)	3.8
(a)(2)	3.8
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	3.8
(b)	3.7, 3.9
Section 311(a)	3.12
(b)	3.12
Section 312(a)	4.1, 4.2(a)
(b)	4.2(b)
(c)	4.2(c)
Section 313(a)	4.3(a)
(b)	4.3(a)
(c)	4.3(a)
(d)	4.3(b)
Section 314(a)	4.4
(b)	Not Applicable
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.2(b)
Section 315(a)	3.1(a), 3.1(b)
(b)	7.11
(c)	3.1(a)
(d)	3.1(c)
(d)(1)	3.1(a), 3.1(b)
(d)(2)	3.1(c)(ii)
(d)(3)	3.1(c)(iii)
(e)	7.12
Section 316(a)(last sentence)	1.1 (Definition of “Outstanding”)
(a)(1)(A)	7.9
(a)(1)(B)	7.10
(a)(2)	Not Applicable
(b)	7.7
Section 317(a)(1)	7.2
(a)(2)	7.2
(b)	6.3
Section 318(a)	1.7

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of August 18, 2021 (this “CVR Agreement”), by and among Illumina, Inc., a Delaware corporation (“Parent”), Computershare Trust Company, N.A., a federally chartered trust company, as Trustee (the “Trustee”), and Shareholder Representative Services LLC, a Colorado limited liability company, as Holder Representative (the “Holder Representative”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “CVRs” and, each individually, a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of September 20, 2020 (as amended prior to the effective time thereof, the “Merger Agreement”), by and among Parent, SDG Ops, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), and GRAIL, Inc., a Delaware corporation (the “Company”);

WHEREAS, pursuant to the Merger Agreement, Parent, First Merger Sub, Second Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into the Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity” or the Company); and

WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms and conditions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1.          Definitions.  For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)          the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

(b)          all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where “Accounting Standards” means GAAP;

(c)          all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

(d)          all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein;

(e)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision; and

(f)          the words “include,” “includes” or “including” are deemed to be followed by the words “without limitation”.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Percentage” means, as of a specified date, (a) a percentage equal to 30% (measured by the projected Covered Revenues of Applicable Products of Parent and its Subsidiaries for the period from such specified date through the End Date) less (b) the percentage of projected Covered Revenues of Applicable Products of Parent and its Subsidiaries that have been sold, transferred, conveyed, leased, exclusively licensed (or licensed pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property)  or otherwise disposed of in connection with prior Minority Transactions (measured in accordance with immediately foregoing clause (a) as of the date of such Disposition).

“Applicable Products” means the Products referred to in clauses (a), (b) and (e) of the definition of Covered Revenues. If a Product that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product ceases to be a Bundled Product or Service, it will not be an Applicable Product for any purpose under this CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Board of Directors” means the board of directors of Parent or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent, to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date of such certification, and delivered to the Trustee.

“Bundled Product or Service” means any Product or Service of Parent and its Subsidiaries included within Covered Revenues as a result of the application of the final sentence of the definition of “Field” and does not generate Covered Revenues on a standalone basis.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in the City of New York.

“Commencement Date” means the later of (a) the Closing Date and (b) (i) the date that the Company’s Galleri early detection test first becomes commercially available in the United States as a laboratory developed test, based on the date of any press release or other public announcement related to such event, or (ii) such earlier date (on or after the Closing Date) that the Holder Representative specifies in writing to Parent upon five days’ prior notice; provided that in any event the Commencement Date shall be no later than December 31, 2022.

“Confidential Information” shall have the meaning set forth in Section 6.8 of this CVR Agreement.

“Consideration” means (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by a purchaser to Parent or its Subsidiaries in connection with a transaction, plus, without duplication, and (b) the aggregate principal amount of all indebtedness for borrowed money (including capitalized leases and preferred equity obligations) of Parent or its Subsidiaries, directly or indirectly, assumed by the transferee or acquiror in such transaction or refinanced (including any premiums paid) or extinguished by the transferee or acquiror in connection with such transaction.  If any portion of Consideration is subject to increase by payments related to future events contingent or otherwise (including amounts paid into escrow), then the amount of such Consideration will be calculated based on the present value of such payments as mutually agreed upon in good faith by Parent and the Holder Representative.  Non-cash consideration consisting of publicly traded securities shall be valued as set forth in the definitive agreement for the transaction or, if not so specified, at the average of their closing prices for the five trading days immediately prior to the closing of the transaction and any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by Parent and the Holder Representative.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at 8742 Lucent Boulevard, Suite 225, Highlands Ranch, CO 80129, or such other address as the Trustee may designate from time to time.

“Covered Products and Services” means the Products and Services referred to in clauses (a) and (b) of the definition of Covered Revenues, the Samples referred to in clause (d) of the definition of Covered Revenues and the Products, Services and Data referred to in the definition of “Sale of Data” referenced in clause (e) of the definition of “Covered Revenues”. If a Product or Service that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product or Service ceases to be a Bundled Product or Service, it will not be a Covered Product and Service for any purpose under this CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Covered Revenues” means, for any Covered Revenues Measuring Period or any Threshold Measuring Period (including, for the avoidance of doubt, the First Threshold Measuring Period and the Final Threshold Measuring Period), without duplication:

(a) Net Sales of any Products or Services designed and Sold for use in the Field, in each case utilizing any Methylation-based Technology, whether in whole or in part; plus

(b) Net Sales of the Minimal Residual Disease Test for Therapy Selection; plus

(c) Other Covered Revenue of Parent and its Subsidiaries on a consolidated basis; plus

(d) other revenue of Parent and its Subsidiaries on a consolidated basis in connection with the use or license of Samples, and Net Sales of Samples, in each case for any purpose so long as such Samples were generated or collected by the Company or its Subsidiaries or (following the Closing) Parent or its Subsidiaries from activities within the Field; plus

(e) Net Sales from the Sale of Data; plus

(f) the portion of the Consideration attributable to the Applicable Products or any other assets or rights, including Intellectual Property, Data, and Samples, in each case that generate Covered Revenues (other than in connection with a Specified Asset Sale), in each case Disposed of in a Minority Transaction; less

(g) any Permitted Deductions to the extent not already deducted in calculating any of the foregoing clauses (a) through (f);

provided that Covered Revenues shall exclude payments received in the form of grants for research from governmental entities or non‐profit organizations.  Notwithstanding anything to the contrary set forth herein, Covered Revenues shall exclude in all cases any revenue of Parent and its Subsidiaries to the extent generated from (A) Parent’s and its Subsidiaries’ general purpose instruments and reagents used for nucleic acid clustering and sequencing-by-synthesis or (B) Parent’s and its Subsidiaries’ general purpose analysis software for DNA base calling and sequence alignment.

For the avoidance of doubt, any dollar of revenue that is included within the calculation of Covered Revenues shall only be counted once for purposes of calculating Covered Revenues under this CVR Agreement. For example, if a Product is Sold to a non-wholly owned Subsidiary and included in the calculation of Net Sales, including subject to clauses 2 and 3 of the definition of Net Sales, a Sale of such Product by such non-wholly owned Subsidiary to a third party shall only be included in the calculation of Net Sales for the purpose of the calculation of Covered Revenues to the extent the Net Sales in such second transaction exceeds the Net Sales included in Covered Revenues in the first transaction.

Notwithstanding the foregoing, in the event that Parent or any Subsidiary of Parent directly or indirectly, by a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses or otherwise disposes of their respective rights in and to the business of Parent and its Subsidiaries that would generate Covered Revenues after the Closing Date and prior to the Commencement Date, the Consideration received in connection with such sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement attributable to the business of Parent and its Subsidiaries that would generate Covered Revenues shall be included in Covered Revenues in the First Threshold Measuring Period.

 “Covered Revenues Measuring Period” means each fiscal quarter of Parent during the Covered Revenues Term; provided that (a) if the Commencement Date does not fall on the first day of Parent’s fiscal quarter, the first Covered Revenues Measuring Period shall commence on the Commencement Date and end on the last day of Parent’s fiscal quarter during which the Commencement Date falls and (b) the final Covered Revenues Measuring Period shall end on the End Date.

“Covered Revenues Payment” means, subject to any reductions pursuant to Sections 2.2(d), 6.5(a), 6.5(b) or 7.3, (I) (x) with respect to any Covered Revenues Measuring Period within a Threshold Measuring Period (other than the First Threshold Measuring Period and the Final Threshold Measuring Period), an amount equal to (i) for any Covered Revenues recognized in the applicable Threshold Measuring Period up to and including $1,000,000,000, 2.5% of such Covered Revenues for such Covered Revenues Measuring Period plus (ii) for any Covered Revenues recognized in the applicable Threshold Measuring Period in excess of $1,000,000,000, 9.0% of such Covered Revenues recognized in such Covered Revenues Measuring Period and (y) with respect to any Covered Revenues Measuring Period within the First Threshold Measuring Period or the Final Threshold Measuring Period, an amount equal to (i) for any

Covered Revenues recognized in the applicable Threshold Measuring Period up to and including amount equal to $2,737,850.79 multiplied by the total number of days in such Threshold Measuring Period, 2.5% of such Covered Revenues recognized in such Covered Revenues Measuring Period plus (ii) for any Covered Revenues recognized in the applicable Threshold Measuring Period in excess of an amount equal to $2,737,850.79 multiplied by the number of days in such Threshold Measuring Period, 9.0% of such Covered Revenues recognized in such Covered Revenues Measuring Period, in the case of each of (x) and (y), multiplied by (II) a fraction, the numerator of which is the aggregate number of CVRs Outstanding as of the applicable Covered Revenues Payment Date, and the denominator of which is the Total Equity Count; provided that in no event will any Covered Revenues Payment become payable on account of Covered Revenues recognized in the period after the End Date; provided, further, that if Parent or any of its Subsidiaries enters into an agreement (including any license, settlement, covenant not to sue or other similar agreement and including any agreement with collaboration, licensing, asset sale, intellectual property enforcement or other similar terms) that requires payment to a third party for any significant know how, trade secrets, patents or other Intellectual Property after the Closing Date that is utilized to generate any Covered Revenue (“Specified Covered Revenue”), 9.0% of the amounts payable under such agreement shall be deducted from the Covered Revenues Payments payable in respect of Specified Covered Revenue under clauses (x)(ii) and (y)(ii) above, provided that the total amount deducted shall not exceed 1.0% of all Covered Revenues for which Covered Revenues Payments are payable under clauses (x)(ii) and (y)(ii) above (i.e., in no event will a Covered Revenues Payment with respect to a Covered Revenues Measuring Period under clauses (x)(ii) and/or (y)(ii) above be less than 8.0% of Covered Revenues recognized in the applicable Threshold Measuring Period).

“Covered Revenues Payment Date” means the 15th day after the date Parent is required to provide the Covered Revenues Statement pursuant to Section 4.4(b) for the Covered Revenues Measuring Period in respect of which a Covered Revenues Payment is due.

“Covered Revenues Statement” means, with respect to each Covered Revenues Measuring Period, the written statement of Parent, certified by the Chief Financial Officer of Parent and setting forth the calculation of the Covered Revenues Payment due, if any, and identifying any Covered Product and Service, if applicable, in respect of the applicable Covered Revenues Measuring Period in accordance with this CVR Agreement, including (a) for any Covered Products and Services for all countries in the aggregate, (x) the aggregate gross amount invoiced or otherwise charged for the sale and distribution of such Covered Products and Services by Parent and its Subsidiaries to third parties (other than Parent or its Affiliates) during the applicable period and (y) an itemized calculation of Net Sales for such Covered Products and Services showing deductions for such Covered Revenues Measuring Period provided for in accordance with the definition of Net Sales and (b) to the extent that any Covered Revenue for an applicable period is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“Covered Revenues Term” means the period beginning on the Commencement Date and ending on the End Date.

“CVR” and “CVRs” shall have the meaning set forth in the Preamble of this CVR Agreement.

“CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

“CVR Certificate” means a certificate representing any of the CVRs.

“CVR Register” shall have the meaning set forth in Section 2.6(a) of this CVR Agreement.

“CVR Registrar” shall have the meaning set forth in Section 2.6(a) of this CVR Agreement.

“CVR Shortfall” shall have the meaning set forth in Section 6.5(e) of this CVR Agreement.

“Data” means any data, metadata or information in any form whatsoever (including computational data, validation data, genomics data, genotype data, phenotype data, sequencing data, assay and related data, epigenomics data (including methylation data), other –omics data (including proteomics, metabolomics and transcriptomics data), data generated or derived from biological samples, in vitro and in vivo data, stability data, other study data,  nonclinical and clinical data (including preclinical and clinical broad data sets, and safety databases), business and commercial data, manufacturing data, and regulatory data), whether or not raw, processed, analyzed, compiled, aggregated, organized, preliminary or final, technical, scientific, in hard copy or electronic form or in a database to the extent generated, created, aggregated or collected from or in the course of: (i) any Parent or Company research, development, clinical study, regulatory, manufacturing or commercial activities; or (ii) other activities or sources, including (a) knowledge, know-how, trade secrets, practices, procedures, methods (including any applicable reference standards), processes, expertise, techniques, methods, results, inventions (whether or not patentable), developments, specifications, formulations, formulae, materials or compositions of matter, (b) software, algorithms, blueprints, marketing reports, or engineering reports; or (c) nonclinical and clinical results (including pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical, analytical preclinical and clinical study and investigator reports, statistical analyses, expert opinions and reports).

“Default” means, any event or condition which is, or with notice or lapse of time or both would become, an Event of Default with respect to the CVRs.

“Default Interest Rate” means a rate equal to the sum of 3.0% plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, or similar reputable data source, calculated daily on the basis of a 365-day year or, if lower, the highest rate permitted under applicable Law.

“Diligent Efforts” means, with respect to any Product or Service, efforts of a Person to perform diligently its obligations using such effort and employing such resources normally used by such Person in the exercise of its commercially reasonable business discretion relating to the research, development or commercialization of a Product or Service, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate Products or Services in the marketplace or under development, the launch or Sales of a similar Product or Service by such Person or third parties, the regulatory structure involved and likelihood of obtaining regulatory approval or clearance, the profitability of the applicable Product or Service (including pricing and reimbursement status achieved) and other relevant factors, including technical, commercial, legal, scientific and/or medical factors. Factors beyond the reasonable control of a Person, including regulatory delays, safety findings, unforeseen technical challenges, the failure of a Product or Service to meet necessary scientific or regulatory endpoints, and force majeure events shall be taken into account when evaluating whether a Person’s efforts hereunder constitute Diligent Efforts.

“Direct Registration at the Trustee” means the system for the uncertificated registration of ownership of CVRs established by the CVR Registrar and utilized by the CVR Registrar pursuant to which the CVR Registrar may record the ownership of CVRs without the issuance of a CVR Certificate (provided that such system will include notations therein providing that the Direct Registration CVRs are subject to the terms hereof, including that the CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with the terms of the CVR Agreement and applicable United States Federal and state securities law).

“Direct Registration CVRs” means CVRs, the ownership of which is recorded through Direct Registration at the Trustee. The terms “deliver,” “execute,” “issue,” “register,” “surrender,” “transfer” or “cancel,” when used with respect to Direct Registration CVRs, shall refer to an entry or entries or an electronic transfer or transfers through Direct Registration at the Trustee.  For the avoidance of doubt, the Direct Registration CVRs shall be identical to, and have the same terms as CVR Certificates, except that Direct Registration CVRs will be held in uncertificated form through Direct Registration at the Trustee.

“Disposition” means any, direct or indirect, sale or swap of assets or other rights, merger, reorganization, joint venture, lease,  exclusive license (or another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or any other transaction or arrangement or series of related transactions or arrangements entered into by Parent or any of its Subsidiaries to sell, transfer, convey, lease, exclusively license (or license pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or otherwise dispose of its or their respective rights in and to applicable assets.

“End Date” means the date that is 12 years after the Commencement Date.

“Engagement Letter” means that certain engagement letter entered into as of February 23, 2021, among SRS, the Company and the Advisory Committee (as defined therein).

“Event of Default” shall have the meaning set forth in Section 7.1 of this CVR Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” shall have the meaning set forth in Section 4.4(a) of this CVR Agreement.

“Existing IP” means the Company’s know-how or other Intellectual Property as in existence as of the Closing Date, including all modifications, derivations, continuations, and improvements thereto following the Closing Date.

“Existing Products” means all Products referred to in clauses (a), (b) and (e) in the definition of Covered Revenues as in existence as of the Closing Date, to the extent regulatory approval and clearance is applicable, including Galleri multi-cancer early detection test, DAC diagnostic aid for cancer test and the Minimal Residual Disease Test.

“Field” means (i) detection, screening or diagnosis of or for cancer or nonalcoholic steatohepatitis (“NASH”) in all populations, including through use of the Company’s Galleri multi-cancer early detection test and/or DAC diagnostic aid for cancer test, and/or (ii) surveillance or monitoring of individuals with or suspected of cancer or NASH in order to determine the probability of whether an individual likely has cancer or NASH, disease prognosis, risk assessment, staging, monitoring of such disease, progression or recurrence, including through use of the Company’s Minimal Residual Disease Test.  For the avoidance of doubt, the Field excludes (i) applications, Products and Services to the extent consisting solely of Therapy Selection and (ii) any Products of Parent or its Subsidiaries in existence as of the Closing Date and improvements, future versions, iterations and natural extensions thereof (including the TruSight Oncology 500 Product (“TSO500”)) used for solely Therapy Selection. If a Product or Service utilizing any

Methylation-based Technology, whether in whole or in part (including any Product or Service of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)) is used for an application in the Field alone and/or also Therapy Selection, it shall be included in its entirety in the calculation of Covered Revenues. If a Product or Service utilizing any Methylation-based Technology, whether in whole or in part (including Products or Services of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)), is bundled, combined or Sold together with another Product or Service, regardless of whether such other Product or Service utilizes any Methylation-based Technology (including Products of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)) for an application in the Field alone and/or also Therapy Selection, such bundled or combined Product or Service shall be deemed included within the Field and included in its entirety in the calculation of Covered Revenues.

“Final Threshold Measuring Period” means the final Threshold Measuring Period of the Covered Revenues Term.

“First Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“First Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“First Threshold Measuring Period” means the first Threshold Measuring Period of the Covered Revenues Term.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently by the Company in the preparation of its financial statements throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Person identified in the preamble of this CVR Agreement, who shall initially be the representative of the Holders appointed in accordance with Article X of the Merger Agreement, as such representative may be replaced from time to time by the request of the Majority Holders upon such Holders’ written notice to the then current Holder Representative, Parent and Trustee and subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

“Independent Accountant” shall have the meaning set forth in Section 6.5(a) of this CVR Agreement.

“Intellectual Property” means all worldwide rights in or to (a) patents and patent applications, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction, (b) copyrightable works (including copyrights in Software), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof and (c) trade secrets and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes and Data.

 “Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Majority Holders” means, at the time of determination, Holders (other than Parent and its Affiliates and their respective successors) of at least a majority of the Outstanding CVRs held by Holders (other than Parent and its Affiliates and their respective successors).

“Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Mergers” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Methylation-based Technology” means detection or assessment of methylation status at one or more genomic locations derived from a Sample by methylation-aware methods, including sequencing-based methods for assessment of methylation status of nucleic acid molecules. Methylation-based Technology includes reagents, protocols and methods for extraction, chemical (including bisulfite treatment) or enzymatic conversion, DNA library preparation or reagents for use with any methylation-aware method, enrichment kits, panels and/or methods for the enrichment of nucleic acids derived from one or more differentially methylated genomic regions informative for determining presence of disease or tissue of origin, and analysis software including for example, bioinformatics, pipelines, machine learning, algorithms and classifiers, for determining methylation status at one or more genomic locations, detecting presence of a disease state, type of disease, disease burden, or disease tissue of origin based on methylation status at one or more genomic regions, and any clinical implications thereof.

“Minimal Residual Disease Test” means the Company’s or any of its Subsidiaries’ Products utilizing Methylation-based Technology, whether in whole or in part, including wet lab, software analysis and bioinformatics pipeline, classifier and machine learning and components thereof (including all improvements, future versions, iterations and natural extensions thereto and thereof) for detection of residual disease in cancer patients following initial diagnosis.

“Minority Transaction” means any bona fide Disposition of (a) the rights in and to any Applicable Products of Parent and its Subsidiaries that generated less than the Applicable Percentage as of the consummation of such transaction, or (b) any immaterial non-Product assets, in each case, to any third party.  Notwithstanding the foregoing, for purposes of the immediately preceding clause (a), no Disposition (or series of related Dispositions) of Applicable Products of Parent or its Subsidiaries that would cause the Applicable Percentage to be less than 10%, or during any period that the Applicable Percentage is less than 10%, shall be a Minority Transaction under such clause (a) if such Disposition would cause the Applicable Percentage to decrease by 5% or more, unless the Holder Representative provides its prior written consent to treat such Disposition as a Minority Transaction. For purposes of clarification, a Minority Transaction shall not include (A) Sales of Products or Services made by Parent or its wholly owned Subsidiaries or (B) ordinary course licensing arrangements between Parent and its Subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of this CVR Agreement. The Disposition of assets that are ancillary to and are not required for the generation of Covered Revenues (e.g., real property) shall not be a Minority Transaction; provided, however, Covered Products and Services, Data described in the definition of “Sale of Data”, Samples described in clause (d) of the definition of “Covered Revenues”, and any assets in the Field utilizing Existing IP (and, in each case, any rights therein) and/or any assets that are integral thereto shall not be deemed or considered ancillary for this purpose.

“Net Sales” means the gross amount invoiced or otherwise charged by Parent and its Subsidiaries for Sales of Covered Products and Services, less Permitted Deductions to the extent actually taken or incurred and separately accounted for in the invoice with respect to such Sale, in each case, in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied in accordance with GAAP at the time in question (except as otherwise expressly provided below):

For clarity, no deductions shall be made for sales commissions.  For purposes of calculating Covered Revenue for a Covered Product or Service in question, a Sale will be deemed to occur upon the Company and/or Parent and/or its Subsidiaries invoicing or otherwise charging the customer for the Covered Product or Service in question.

Notwithstanding the foregoing, Net Sales shall be calculated as follows under the following circumstances:

(1)          Products and Services provided to third parties without charge in connection with (x) research and development or clinical trials in the ordinary course of business provided without charge (provided that neither Parent nor any of its Subsidiaries provide such Products or Services for the purpose of receiving revenue related or unrelated to the Products or Services provided (other than Covered Revenues) and Parent and its Subsidiaries act in good faith in connection therewith) (y) compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples (in accordance with applicable Law) shall be excluded from the computation of Net Sales.

(2)          Parent’s or its Subsidiary’s Sale of Covered Products or Services to a wholly owned Subsidiary of Parent shall be excluded from the computation of Net Sales unless such Product or Service (i) is thereafter sold to a third party, provided, however, that in such event, Net Sales will be calculated on the gross amount invoiced or otherwise charged to such third party on an arm’s-length basis, or (ii) is used or distributed to a wholly owned Subsidiary of Parent in connection with any Plan of Parent or any of its Subsidiaries.

(3)          If (i) a Covered Product or Service is Sold in a manner that is not an arm’s-length transaction, (ii) a Covered Product or Service is provided to a Subsidiary in connection with any Plan of Parent or any Subsidiary of Parent, or (iii) a Covered Product or Service is Sold in-kind or for non-cash consideration, Net Sales for such Covered Product or Service will equal the average for such Covered Product or Service in the applicable country during the preceding calendar quarter. If there is not sufficient information available to determine such average Net Sales price, the Holder Representative and the Parent will negotiate in good faith and mutually agree upon the Net Sales value, taking into consideration the fair market value of such Covered Product or Service and the Net Sales of similar Covered Products or Services in similar countries (provided that if Parent and the Holder Representative are unable to agree on such Net Sales value after negotiating in good faith for 30 days, the Parties shall engage a Subject Matter Expert to resolve the dispute in accordance with the procedures set forth in Section 6.5(b), mutatis mutandis).

“Officer’s Certificate” means a certificate signed by a duly authorized executive officer of Parent, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent and who shall be reasonably acceptable to the Trustee.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Other Covered Revenue” means all revenue of Parent and its Subsidiaries (including the Company) on a consolidated basis recognized in connection with any activities in or directed to the Field, or otherwise to the extent arising from or attributable to the Field, in each case that utilize Existing IP, other than revenue recognized in connection with Net Sales, which activities include licensing (or granting of similar rights, including option, distribution rights and/or enforcing intellectual property rights) under the intellectual property of Parent and its Subsidiaries (including the Company) (other than intercompany licenses), collaboration, asset sale, intellectual property enforcement or other activities (including any settlements, awards, penalties, damages or other recoveries), in each case in or directed to the Field, or otherwise to the extent arising from or attributable to the Field that utilize the Company’s Existing IP.  If Parent and its Subsidiaries (including the Company) receive non-cash consideration (including shares of equity or in-kind contribution of goods or services), or consideration in a transaction that is not at arm’s length (including any transfer of technology or intellectual property rights to an Affiliate, other than a wholly owned Subsidiary), from any activities in or directed to the Field, or otherwise arising to the extent from or attributable to the Field (other than from or in connection with Net Sales) that utilize the Company’s Existing IP such consideration will be included in Other Covered Revenue based on the fair market value of such consideration, as determined in good faith by Parent. Notwithstanding the foregoing, Other Covered Revenue shall exclude any consideration received by Parent or its Subsidiaries in connection with any Minority Transaction (to the extent included in clause (f) of the definition of Covered Revenues), any transaction subject to Section 8.1 or any Specified Asset Sale.

“Outstanding” when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated, issued and delivered under this CVR Agreement, except (i) CVRs theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (ii) CVRs in exchange for or in lieu of which other CVRs have been authenticated and delivered pursuant to this CVR Agreement, other than any such CVRs in respect of which there shall have been presented to the Trustee proof satisfactory to it that such CVRs are held by a bona fide purchaser in whose hands the CVRs are valid obligations of Parent; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, authorization, direction, consent, waiver or other action hereunder, CVRs owned by Parent or any Affiliate of Parent (or any successor thereof), whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only CVRs that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

“Parent” means the Person (as defined herein) named as Parent in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter Parent shall mean such successor Person.  To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317, inclusive, to the extent that they are applicable to Parent, the term “Parent” shall include any other obligor with respect to the CVRs for the purposes of complying with such provisions.

“Parent Request” or “Parent Order” means, respectively, a written request or order signed in the name of Parent by a duly authorized officer of Parent, and delivered to the Trustee.

“Party” means the Trustee, the Holder Representative and Parent, as applicable.

“Paying Agent” means any Person authorized by Parent to pay the amounts determined pursuant to Section 2.2, if any, with respect to any CVRs on behalf of Parent.

“Payment Date” means any Covered Revenues Payment Date and any such date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in Section 6.5.

“Permitted Deductions” means the following items, all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied in accordance with GAAP (except as otherwise provided below):

(a)          credits or allowances for defects, returns, rejections, recalls or billing corrections;

(b)          reasonable reserves made for uncollectible amounts on previously sold or distributed Products and Services and deductions for bad debts (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by Parent in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters);

(c)          separately itemized and invoiced freight, postage, shipping and insurance, handling, and other transportation costs, provided that such items are passed on to the purchaser (or other acquirer) at cost;

(d)          sales, use, value added, and other similar Taxes (excluding income Taxes), tariffs, customs duties, surcharges, and other governmental charges levied on the production, Sale, transportation, delivery, use, or performance of any Product or Service (as applicable) that are incurred at time of the transaction, are directly related to the transaction, and are actually paid to a Governmental Authority; and

(e)          any reasonable and customary quantity, cash, rebates, or charge backs; provided that the aggregate deductions under this clause (e) and clause (a) above shall not exceed, in any calendar year, 5.0% of the gross amount invoiced or otherwise received for the Sale of any Products or Services.

“Permitted Transfer” means (a) a transfer by a Holder of all, but not less than all, CVRs held by such Holder to a single transferee, (b) a transfer by a Holder of any or all of the CVRs held by such Holder to a single transferee, provided that such transfer does not result in such Holder or such transferee holding less than 0.5% of the total number of CVRs then Outstanding or (c) a transfer as provided in Section 2.11 of this CVR Agreement.  Notwithstanding any other provision in this CVR Agreement to the contrary, any transfer that results in a number of Holders that would require the registration of the CVRs as a class of equity securities under the Exchange Act shall be deemed to not be a Permitted Transfer.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Pro Rata Portion” means, with respect to a Holder, a fraction, the numerator of which is the sum of the aggregate number of CVRs that such Holder holds, and, the denominator of which is the total number of CVRs Outstanding, in each case, as of the applicable Payment Date.

“Product” means any tangible or intangible item, material, composition, or device, including kits, nucleotides, buffers, reagents, equipment, instruments, hardware, software, and any component of any of the foregoing.

“Redemption Eligibility Date” means the date on which the quotient obtained by dividing (1) the aggregate number of CVRs that are Outstanding and have not been repurchased, acquired, redeemed or retired, or are not otherwise held, by Parent by (2) (i) the Total Equity Count minus (ii) the sum, as of immediately prior to the Effective Time, of (a) the aggregate number of shares of Company Class A Common Stock held by Parent, (b) the aggregate number of shares of Company Class A Common Stock issuable, in accordance with the Company’s certificate of incorporation, upon conversion of all shares of Company Class B Common Stock and Company Preferred Stock, in each case, held by Parent and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, in each case, held by Parent, is equal to or less than 0.1.

“Redemption Price” means (i) the fair market value of a CVR as determined by an independent nationally recognized valuation firm mutually acceptable to Parent and the Holder Representative, the expenses of which will be borne by Parent or (ii) in the event that Holders (other than Parent and its Affiliates and their respective successors) of more than 50% of Outstanding CVRs accept a tender offer by Parent or any of its Affiliates that is undertaken by Parent or any of its Affiliates in connection with the redemption after the Redemption Eligibility Date, the price accepted in such tender offer.

“Representatives” shall have the meaning set forth in Section 6.8 of this CVR Agreement.

“Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office, and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this CVR Agreement.

“Review Request Period” shall have the meaning set forth in Section 6.5(a) of this CVR Agreement.

“Sale of Data” means (i) Sales of a Product or Service accessing Data or databases containing Data, generated, created, aggregated or collected by the Company or (following the Closing) Parent or any Subsidiary of Parent from activities within the Field and subjecting it to analysis, data mining or similar information technology processes for any purpose to create or improve such Product or Service for any purpose (including outside the Field) or (ii) Sales of Data or databases containing Data generated, created, aggregated or collected by the Company or (following the Closing) Parent or any Subsidiary of Parent from activities within the Field to a third party for any purpose (including outside the Field); provided that in each case of (i) and (ii), if any such Data or databases containing such Data is amalgamated with other Data of Parent wherein 50% or more of the value of such combined Data is derived from the other Data of Parent, then 50% of the Net Sales generated shall be deemed to be “Covered Revenues”.

“Sales” means any sale, distribution, lease, license, provision, performance, making available or exploitation of any Covered Products or Services (with the terms “Sell” and “Sold” having correlative meanings) (it being understood, for the avoidance of doubt, that a “Sale” shall not include any transaction subject to Section 8.1 or a Minority Transaction).

“Sample” means a non-tissue biopsy sample including a sample of blood (and any components thereof including whole blood, blood fraction, plasma, serum, blood mononuclear cells (PBMCs) and white blood cells (WBC)), urine, pleural fluid, pericardial fluid, cerebrospinal fluid, peritoneal fluid, cervical swab, fecal, saliva or any other bodily fluid.

“SEC” means the Securities and Exchange Commission.

“Second Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Second Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Services” means any work or service of any kind for use in the Field utilizing any Methylation-based Technology, whether in whole or in part, and all ancillary, wrap-around or support services that are reasonably related to, provided in connection with or customarily billed together to support such work or services, including services for genotyping, sequencing, screening, diagnostics and testing (including by using the Galleri multi-cancer early detection test, the DAC diagnostic aid for cancer, or the Minimal Residual Disease Test), Data interpretation, clinical trial, research, collaboration, development, and software or Data provided as a service, in each case for use in the Field utilizing any Methylation-based Technology.

“Shortfall Interest Rate” means a rate equal to the prime rate of interest quoted in The Wall Street Journal, or similar reputable data source, calculated daily on the basis of a 365-day year or, if lower, the highest rate permitted under applicable Law.

“Shortfall Report” shall have the meaning set forth in Section 6.5(e) of this CVR Agreement.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries are Subsidiaries of Parent.

“Surviving Corporation” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Surviving Entity” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Therapy Selection” means (i) determining whether, or the probability of whether an individual is likely to respond to a therapy or intervention, (ii) determining whether an individual would likely not respond to therapy or intervention, (iii) determining the manner in which a specific therapy is applied with respect to dose, frequency, means of administration, or co-administration with another therapy; (iv) determining where administration of a therapeutic treatments is contraindicated; and/or (v) identification of patients who may be eligible for adjuvant cancer therapy.

“Threshold Measuring Period” means each fiscal year of Parent during the Covered Revenues Term; provided that (i) if the Commencement Date does not fall on the first day of Parent’s fiscal year, the First Threshold Measuring Period shall commence on the Commencement Date and end on the last day of Parent’s fiscal year during which the Commencement Date falls and (ii) the Final Threshold Measuring Period shall end on the End Date.

“Total Equity Count” means, in each case as of immediately prior to the Effective Time, (a) the aggregate number of shares of Company Class A Common Stock issued and outstanding, including all Class A Restricted Stock Awards; (b) the aggregate number of shares of Company Class A Common Stock issuable upon conversion of all issued and outstanding shares of Company Class B Common Stock, including all Class B Restricted Stock Awards, and Company Preferred Stock in accordance with the Company’s certificate of incorporation; and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, including all Company RSU Awards and Company Stock Options; provided that, for the avoidance of doubt, any equity securities which may be issuable by the Company pursuant to the terms of the contract disclosed at item 35 of Section 4.09(a) of the Company Disclosure Letter shall not be included in “Total Equity Count” unless such equity securities are issued and outstanding as of immediately prior to the Effective Time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.

Section 1.2.          Compliance and Opinions.

(a)          Upon any application or request by Parent to the Trustee to take any action under any provision of this CVR Agreement, if requested by the Trustee, Parent shall furnish to the Trustee (i) an Officer’s Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and (ii) an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b)          Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.3.          Form of Documents Delivered to Trustee.

(a)          In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b)          Any certificate or opinion of an officer of Parent may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of Parent stating that the information with respect to such factual matters is in the possession of Parent.

(c)          Any certificate, statement or opinion of an officer of Parent or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of Parent. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

(d)          Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.4.          Acts of Holders.

(a)          Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to Parent. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 3.1) conclusive in favor of the Trustee and Parent, if made in the manner provided in this Section 1.4. Parent may set a record date for purposes of determining the identity of Holders entitled to vote or consent  to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by Parent, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Parent. If a record date is fixed, those Persons who were Holders of CVRs at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than 120 days after such record date.

(b)          The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

(c)          The ownership of CVRs shall be proved by the CVR Register. Neither Parent nor the Trustee nor any agent of Parent or the Trustee shall be affected by any notice to the contrary.

(d)          At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the CVRs specified in this CVR Agreement in connection with such action, any Holder of a CVR the serial number of which is shown by the evidence to be included among the serial numbers of the CVRs the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such CVR. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any CVR shall bind every future Holder of the same CVR or the Holder of every CVR issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or Parent in reliance thereon, whether or not notation of such action is made upon such CVR.

(e)          The Holders, including any permitted transferee (in each case by their acceptance of the CVRs hereby), shall be deemed to have acknowledged the rights and privileges of the Holder Representative set forth in this CVR Agreement.

Section 1.5.          Notices, etc., to Trustee and Parent.  Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

(a)          the Trustee by any Holder or by Parent shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

(b)          Parent by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to Parent addressed to it at 5200 Illumina Way, San Diego, California 92122, or at any other address previously furnished in writing to the Trustee by Parent.

Section 1.6.          Notice to Holders; Waiver.

(a)          Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. When any notice is provided to one or more Holders, a copy thereof shall also be provided to the Holder Representative.

(b)          In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 1.7.          Conflict with Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with another provision which is required or deemed to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.

Section 1.8.          Effect of Headings and Table of Contents.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.9.          Benefits of Agreement.  Nothing in this CVR Agreement or in the CVRs, express or implied, shall give to any Person (other than the Parties hereto and their successors and permitted assigns and, solely in accordance with the express terms of this CVR Agreement and subject to Sections 1.4, 1.13, 2.2 and 7.6, the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained.

Section 1.10.          Governing Law.  This CVR Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  All litigation, suits, actions or proceedings (collectively, “Actions”) arising out of or relating to this CVR Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom).  Each of Parent, the Trustee, the Holder Representative and each of the Holders by their acceptance of the CVRs hereby (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this CVR Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this CVR Agreement may not be enforced in or by the above named courts, and (c) agrees that such party will not bring any Action arising out of or relating to this CVR Agreement in any court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom).

Section 1.11.          Legal Holidays.  In the event that a Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the CVRs to the contrary) payment on the CVRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

Section 1.12.          Separability Clause.  In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.13.          No Recourse Against Others.  No current or former director, officer or employee, as such, of Parent or the Trustee or of their respective Affiliates shall have any liability for any obligations of Parent or the Trustee under the CVRs or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a CVR, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the CVRs.

Section 1.14.          Counterparts.  This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

Section 1.15.          Acceptance of Trust.  Computershare Trust Company, N.A., the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the express terms and conditions set forth herein.

Section 1.16.          Termination.  This CVR Agreement shall automatically terminate and be of no further force or effect and shall be deemed satisfied and discharged, and the Parties hereto shall have no liability hereunder (other than with respect to the rights, powers and immunities of the Trustee, and the Parent’s obligations in connection therewith) (i) on the expiration of the final Review Request Period following the End Date or (ii) in the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, in each case, provided that all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and Parent has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with Section 6.5). Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of Parent under Section 3.6(c) and of the Holders under Section 10.1 shall survive. For the avoidance of doubt, in no event will any Covered Revenues Payment become payable on account of Covered Revenues recognized after the End Date.

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1.          Forms Generally.

(a)          The CVR Certificates and the Trustee’s certificate of authentication shall be in substantially the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such CVR Certificates, as evidenced by their execution of the CVR Certificates. Any portion of the text of any CVR Certificate may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the CVR Certificate.

(b)          The definitive CVR Certificates shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the CVRs may be listed, all as determined by the officers executing such CVR Certificates, as evidenced by their execution of such CVR Certificates.

(c)          Notwithstanding anything to the contrary in this CVR Agreement, Parent may choose to use Direct Registration CVRs, which shall be uncertificated and shall be evidenced by Direct Registration at the Trustee, in addition to or in place of physical certificates to represent the CVRs, in which case “CVR Certificates” shall be deemed to mean the Direct Registration CVRs representing the related CVRs, as applicable.

Section 2.2.          Title and Terms.

(a)          The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this CVR Agreement.  The aggregate number of CVR Certificates which may be authenticated and delivered and Direct Registration CVRs which may be issued, as applicable, under this CVR Agreement is limited to a number equal to the number of CVRs that are required to be issued pursuant to the terms of the Merger Agreement in connection with the consummation of the Transactions. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this CVR Agreement, and a list of the initial Holders shall be furnished to the Trustee by or on behalf of Parent in accordance with Section 4.1.  From and after the Effective Time, no CVRs shall be issued except as provided in, and in accordance with the terms and conditions of, the Merger Agreement or as otherwise expressly permitted by this CVR Agreement.

(b)          The CVRs shall be known and designated as the “Contingent Value Rights” of Parent.

(c)          The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with applicable United States federal and state securities Laws.

(d)

(1)          Subject to the provisions of this Section 2.2(d), on or prior to each Covered Revenues Payment Date, Parent (or the Paying Agent) shall pay to the Trustee, by wire transfer to the account designated by the Trustee, the Covered Revenues Payment due, if any, in respect of the

Covered Revenues Measuring Period ended immediately preceding such Covered Revenues Payment Date, and, promptly following such payment, and in any event within five  Business Days, the Trustee shall pay each Holder a Pro Rata Portion of such Covered Revenues Payment; provided that Parent may retain any Covered Revenues Payment due to Parent or any of its Affiliates with respect to any CVRs owned by Parent or such Affiliates. The final such Covered Revenues Measuring Period shall end on the End Date.

(2)          Notwithstanding anything in this CVR Agreement to the contrary (but subject to Section 7.3), with respect to any Covered Revenues Payment to be made on any Covered Revenues Payment Date (and any CVR Shortfall payment to be made on the applicable payment date thereof), Parent and the Trustee (to the extent Trustee has received the Covered Revenues Payment or CVR Shortfall payment, as applicable) shall cause (or if Parent or any of its Affiliates is not acting as Paying Agent, direct the Paying Agent to cause) any Covered Revenues Payments (or CVR Shortfall payments) that are to be paid to the Trustee on behalf of the Holders on such Covered Revenues Payment Date (or CVR Shortfall payment date, as applicable) to be applied (i) first, to the reimbursement of Parent for the entire amount paid into the Expense Fund (as defined in the Engagement Letter), (ii) second, to the replenishment of the Expense Fund in accordance with the Engagement Letter, (iii) third, to any additional engagement fees to be paid in accordance with the Engagement Letter and (iv) fourth, to pay the losses, liabilities and expenses of Trustee and the Holder Representative in accordance with (x) Section 7.3 and (y) in the case of the Holder Representative, Section 10.1(b) (in each case, if any have accrued at such time, and provided that the amounts of such losses, liabilities and expenses have been provided to Parent and the Trustee at least 15 days prior to such Covered Revenues Payment Date or CVR Shortfall payment date, as applicable) before any of such funds are further distributed to the Holders. Parent (or the Paying Agent) shall be entitled to rely conclusively (without any need to investigate or confirm the accuracy of such amounts) on the amounts of such losses, liabilities and expenses that have been provided to it by the Holder Representative or the Trustee, in good faith, without any liability whatsoever, to the Holders (who shall be deemed to accept and agree to the deduction of any and all such amounts provided by the Trustee or the Holder Representative) or otherwise. Parent shall be entitled to deduct amounts in respect of clauses (i), (ii), (iii) and (iv) above from any Covered Revenues Payment to be made on any Covered Revenues Payment Date (and any CVR Shortfall payment to be made on the applicable payment date thereof).

(e)          The Holders of the CVRs, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the CVRs.

(f)          Other than in the case of interest on amounts due and payable after the occurrence of an Event of Default or with respect to any CVR Shortfall, no interest shall accrue on any amounts payable in respect of the CVRs.

(g)          The rights of the Holders of CVRs are limited to those contractual rights expressed in this CVR Agreement and the CVR Certificate.  A Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be, entitled to any rights of a holder of any other equity security or other ownership interest of Parent or in any constituent company to the Mergers or any of their respective Affiliates, either at Law or in equity.  The CVRs shall not have any voting or dividend rights.

(h)          Except as provided in this CVR Agreement (including Sections 6.5 and 7.3), none of Parent or any of its Affiliates shall have any right to set-off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s CVRs or any Covered Revenues Payment or other amount payable to such Holder in respect of such CVRs.

Section 2.3.          Registrable Form.  Other than Direct Registration CVRs, the CVRs shall be issuable only in registered form.

Section 2.4.          Execution, Authentication, Delivery and Dating.

(a)          The CVR Certificates shall be executed on behalf of Parent by its chairman of the Board of Directors or its president or any vice president or its treasurer, but need not be attested. The signature of any of these officers on the CVR Certificates may be manual or facsimile.

(b)        CVRs Certificates bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of Parent shall bind Parent, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such CVR Certificates or did not hold such offices at the date of such CVR Certificates.

(c)          At any time and from time to time after the execution and delivery of this CVR Agreement, Parent may deliver a Parent Order for the authentication and delivery of CVR Certificates or the registration of Direct Registration CVRs, and the Trustee, in accordance with such Parent Order, shall, by manual or facsimile signature of an authorized officer, authenticate and deliver such CVR Certificates or shall instruct the CVR Registrar to effect the registration, in each case, in accordance with this CVR Agreement and not otherwise.

(d)          Each CVR Certificate shall be dated the date of its authentication.

(e)          No CVR Certificate shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such CVR a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any CVR shall be conclusive evidence, and the only evidence, that such CVR Certificate has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

(f)          Direct Registration CVRs need not be authenticated, and shall be valid and obligatory for all purposes and shall entitle each Holder thereof to all benefits of this CVR Agreement.

Section 2.5.          [Intentionally Omitted].

Section 2.6.          Registration, Registration of Transfer and Exchange.

(a)          Parent shall cause to be kept at the office of the Trustee a register (the “CVR Register”) in which, subject to reasonable regulations as it may prescribe, Parent shall provide for the registration of the CVRs and any Permitted Transfers of CVRs. The Trustee is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and any Permitted Transfers of CVRs as herein provided.

(b)          Subject to the restrictions on transferability set forth in Section 2.2(c), every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation (which shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Trustee), in form reasonably satisfactory to the Trustee and Parent, properly completed and duly executed by the Holder thereof, setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice and surrender for registration of transfer of the CVRs, the Trustee shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice.  Upon receipt of such notice from the Trustee, Parent shall determine, in good faith, whether the transfer or exchange otherwise complies with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2(c)), and if it determines that it does so comply, Parent shall instruct the Trustee in writing to, and the Trustee shall (i) in the case of CVR Certificates, upon surrender for registration of transfer of such CVR Certificate at the Corporate Trust Office, authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and Parent shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one CVR Certificate representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred and (ii) in the case of Direct Registration CVRs, instruct the CVR Registrar to effect the transfer in accordance with this CVR Agreement. If Parent determines in good faith that the proposed transfer does not comply with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2(c)), Parent shall provide the Trustee with written notice of such determination, which notice shall include, in reasonable detail, the rationale for such determination, including which provisions of this CVR Agreement the proposed transfer does not comply.

(c)          At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at the Corporate Trust Office. Every CVR presented or surrendered for exchange shall (if so required by Parent or the Trustee) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to Parent and the Trustee. Whenever any CVR Certificates are so surrendered for exchange, Parent shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

(d)          Parent and the Trustee may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer or exchange, other than pursuant to Sections 2.7 and 5.6, not involving a transfer.  The Trustee shall have no duty or obligation to take any action under any section of this CVR Agreement that requires the payment of applicable Taxes or governmental charges unless and until the Trustee is satisfied that all such Taxes or governmental charges have been paid or otherwise not due and owing.

(e)          All CVRs issued upon any registration of transfer or exchange of CVRs as provided for herein shall be the valid obligations of Parent, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

(f)          A Holder may make a written request to the Trustee to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request, the Trustee is hereby authorized to record the change of address in the CVR Register.

(g)        A Holder may make a written request to the Trustee to convert their Direct Registration CVRs into a CVR Certificate or to convert a CVR Certificate into Direct Registration CVRs.  The written request must be duly executed by the Holder. Upon receipt of such written request, the Trustee is hereby authorized to cancel the Direct Registration CVRs in the CVR Register and issue a CVR Certificate or cancel the CVR Certificate and issue Direct Registration CVRs in the CVR Register, as applicable.

Section 2.7.          Mutilated, Destroyed, Lost and Stolen CVRs.

(a)          If (i) any mutilated CVR Certificate is surrendered to the Trustee, or (ii) Parent and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any CVR Certificate, and there is delivered to Parent and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to Parent or the Trustee that such CVR Certificate has been acquired by a bona fide purchaser, Parent shall execute and, upon delivery of a Parent Order, the Trustee shall authenticate, as applicable, and deliver, in exchange for any such mutilated CVR Certificate or in lieu of any such destroyed, lost or stolen CVR Certificate, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously Outstanding.

(b)          In case any such mutilated, destroyed, lost or stolen CVR Certificate has become or is to become finally due and payable within 15 days, Parent in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such CVR Certificate on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.

(c)          Every new CVR Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen CVR Certificate shall constitute an original additional contractual obligation of Parent, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other CVR Certificates duly issued hereunder.

(d)          The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen CVRs.

Section 2.8.          Payments with Respect to CVRs.  Payment of any amounts with respect to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Trustee may, at its option upon receipt of any payments with respect to the CVRs from Parent, pay such amounts by wire transfer or check payable in such money.

Section 2.9.          Persons Deemed Owners.  Prior to the time of due presentment for registration of transfer, Parent, the Trustee and any agent of Parent or the Trustee may treat the Person in whose name any CVR is registered as the owner of such CVR for the purpose of receiving payment on such CVR and for all other purposes whatsoever, whether or not such CVR be overdue, and neither Parent, the Trustee nor any agent of Parent or the Trustee shall be affected by notice to the contrary.

Section 2.10.          Cancellation.  All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. Parent may at any time deliver to the Trustee for cancellation any CVRs previously authenticated and delivered hereunder which Parent may have acquired in any manner whatsoever, and all CVRs so delivered shall be promptly canceled by the Trustee. No CVRs shall be authenticated in lieu of or in exchange for any CVRs canceled as provided in this Section 2.10, except as expressly permitted by this CVR Agreement. All cancelled CVRs held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to Parent, unless otherwise directed by a Parent Order.

Section 2.11.          Ability to Abandon CVR; Certain Acquisitions.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this CVR Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs from the Holders, in private transactions or otherwise, in its sole discretion.

Section 2.12.          CUSIP Numbers.  Parent in issuing the CVRs may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in any Call Notice as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the CVRs or as contained in any Call Notice and that reliance may be placed only on the other identification numbers printed on the CVRs, and such Call Notice shall not be affected by any defect in or omission of such numbers. Parent shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3
THE TRUSTEE

Section 3.1.          Certain Duties and Responsibilities.

(a)          The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In the event that an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)          In the absence of bad faith or willful misconduct on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement (but, except as otherwise required under the Trust Indenture Act, need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own bad faith or willful misconduct, except that (i) this subsection (c) shall not be construed to limit the effect of subsections (a) and (b) of this Section 3.1; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 7.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement; and (iv) no provision of this CVR Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any its rights and powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)          Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 3.1.

Section 3.2.          Certain Rights of Trustee.  Subject to the provisions of Section 3.1, including the duty of care that the Trustee is required to exercise upon the occurrence of an Event of Default:

(a)          the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

(b)          any request or direction or order of Parent mentioned herein shall be sufficiently evidenced by a Parent Request or Parent Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c)          whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, rely upon an Officer’s Certificate;

(d)          the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e)          the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f)          the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Parent, personally or by agent or attorney, as reasonably necessary for such inquiry or investigation;

(g)          the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents (including Computershare Inc.) or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h)          the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement;

(i)          the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof has been received by such Responsible Officer at the Corporate Trust Office and such notice references the CVRs and this CVR Agreement and the fact that such notice constitutes notification of Default or Event of Default;

(j)          in no event shall the Trustee be responsible or liable for special, incidental, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(k)          the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including Computershare Inc.), custodian and other Person employed to act hereunder; and

(l)          the Trustee shall have no duty or obligation to make any calculation hereunder or verify or confirm any calculation made by Parent and, except for the Trustee’s negligence, bad faith or willful misconduct, shall be fully protected and incur no liability in relying on such calculation, provided that the Trustee shall comply, in all respects, with its duties and obligations under the Trust Indenture Act.

Section 3.3.          Notice of Default.  If an Event of Default or a Default occurs hereunder, the Trustee shall give the Holders and the Holder Representative notice of any such Event of Default or Default actually known to it as and to the extent applicable and provided by the Trust Indenture Act; provided, however, that in the case of any Event of Default or Default of the character specified in Section 7.1(b), no notice to Holders shall be given until at least 30 days after the occurrence thereof.

Section 3.4.          Not Responsible for Recitals or Issuance of CVRs or Merger Agreement.  The Trustee shall not be accountable for Parent’s use of the CVRs or the proceeds from the CVRs. The recitals contained herein and in the CVRs, except the Trustee’s certificates of authentication, shall be taken as the statements of Parent, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the CVRs or the Merger Agreement.  The Trustee is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement.

Section 3.5.          Money Held in Trust.  Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law or as otherwise agreed by the Trustee in writing with Parent. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Trustee in writing with Parent.

Section 3.6.          Compensation and Reimbursement.  Parent agrees:

(a)          to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as Parent and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of Law in regard to the compensation of a Trustee of an express trust);

(b)          except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents (including Computershare Inc.) and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s negligence, bad faith or willful misconduct; and

(c)          to indemnify the Trustee and each of its agents (including Computershare Inc.), officers, directors and employees for, and to hold it harmless against, any loss, liability or expense (including attorneys’ fees and expenses) incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. Parent’s payment obligations pursuant to this Section 3.6 shall survive the termination of this CVR Agreement. If the Trustee incurs expenses after the occurrence of an Event of Default specified in Sections 7.1(c) or 7.1(d) with respect to Parent, such expenses are intended to constitute administrative expenses under bankruptcy Laws.  If an Event of Default with respect to the CVRs has occurred and is continuing, as security for the performance of the obligations of Parent under this Section 3.6, the Trustee shall have a lien prior to the

CVRs upon all property and funds held or collected by the Trustee other than money or property held in trust to make payments on particular CVRs.

Section 3.7.          Disqualification; Conflicting Interests.  The Trustee will comply with Section 310(b) of the Trust Indenture Act and will transmit to the Holders (with a copy to the Holder Representative) any notice required to be transmitted to the Holders in accordance with Section 310(b) of the Trust Indenture Act. If the Trustee fails to comply with Section 3.7, then any Holder of any CVR who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

Section 3.8.          Corporate Trustee Required; Eligibility.  There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus (together with its Affiliates) of at least $100,000,000. If such Person publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 3.8, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 3.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 3.

Section 3.9.          Resignation and Removal; Appointment of Successor.

(a)          No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 3 shall become effective until the acceptance of appointment by the successor Trustee under Section 3.10.

(b)          The Trustee, or any Trustee or Trustees hereafter appointed, may resign at any time by giving written notice thereof to Parent. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c)          The Trustee may be removed at any time by an act of the Majority Holders, delivered to the Trustee and to Parent.

(d)          If at any time:

(1)          the Trustee shall fail to comply with Section 3.7 after written request therefor by Parent or by any Holder who has been a bona fide Holder of a CVR for at least six months, or

(2)          the Trustee shall cease to be eligible under Section 3.8 and shall fail to resign after written request therefor by Parent or by any such Holder, or

(3)          the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) Parent, by a Board Resolution, may remove the Trustee, or (ii) the Holder of any CVR who has been a bona fide Holder of a CVR for at least six months may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)          If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, Parent, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after any removal by the Holders of a majority of the Outstanding CVRs, a successor Trustee shall be appointed by act of the Majority Holders, as applicable, delivered to Parent and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.10, become the successor Trustee and supersede the successor Trustee appointed by Parent. If no successor Trustee shall have been so appointed by Parent or the Holders and accepted appointment within 60 days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or any Holder who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f)          Parent shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of CVRs (with a copy to the Holder Representative) as their names and addresses appear in the CVR Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If Parent fails to send such notice within 10 days after acceptance of appointment by a successor Trustee, it shall not be a default hereunder, but the successor Trustee shall cause the notice to be mailed at the expense of Parent.

Section 3.10.          Acceptance of Appointment of Successor.

(a)          Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of Parent or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 3.06. Upon request of any such successor Trustee, Parent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b)          No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 3.

Section 3.11.          Merger, Conversion, Consolidation or Succession to Business.  Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise, shall be the successor of the Trustee hereunder; provided such Person shall be otherwise qualified and eligible under this Article 3, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any CVRs shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the CVRs so authenticated with the same effect as if such successor Trustee had itself authenticated such CVRs; and such certificate shall have the full force which it is anywhere in the CVRs or in this CVR Agreement provided that the certificate of the Trustee shall have the same; provided, further, that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 3.12.          Preferential Collection of Claims Against Parent.  If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of Parent (or any other obligor upon the CVRs), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against Parent (or any such other obligor).

ARTICLE 4
HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND PARENT

Section 4.1.          Parent to Furnish Trustee with Names and Addresses of Holders.  Parent will furnish or cause to be furnished to the Trustee (a) promptly after the issuance of the CVRs, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the Trustee may request in writing, within 30 days after receipt by Parent of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the CVR Registrar, no such list need be furnished.

Section 4.2.          Preservation of Information; Communications to Holders.

(a)          The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 4.1 and the names and addresses of Holders received by the Trustee in its capacity as CVR Registrar. The Trustee may destroy any list furnished to it as provided in Section 4.1 upon receipt of a new list so furnished.

(b)          The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.

(c)          Every Holder of CVRs, by receiving and holding the same, agrees with Parent and the Trustee that neither Parent nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made in accordance with Section 4.2(b) regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of providing any information pursuant to a request made under Section 4.2(b).

Section 4.3.          Reports by Trustee.

(a)          Within 60 days after December 31 of each year, commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders (with a copy to the Holder Representative) such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail or otherwise deliver all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

(b)          A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the CVRs are listed, with the SEC and also with Parent. Parent will promptly notify the Trustee when the CVRs are listed on any stock exchange.

Section 4.4.          Reports by Parent.

(a)          Parent shall: (i) file with the Trustee (with a mandatory copy to the Holder Representative), (A) within 15 days after Parent is required to file the same with the SEC, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Parent is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (such annual and quarterly reports and required information, documents and other reports, together the “Exchange Act Documents”), and (B) if Parent is not required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act, within 45 days after each calendar quarter of Parent (other than the last quarter of each calendar year), quarterly financial information and, within 90 days after each calendar year of Parent, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (provided that Parent also delivers with, or includes within, the annual and quarterly reports referred to in (A) and (B) the amount of Covered Revenues for the annual or quarterly period to date (as applicable)); (ii) file with the Trustee (with a mandatory copy to the Holder Representative) such additional information, documents and reports with respect to compliance by Parent with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the SEC; and (iii) make available to the Holders on Parent’s website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by Parent pursuant to subsections (i) and (ii) of this Section 4.4(a). If Parent has timely electronically filed with the SEC’s EDGAR system (or any successor system) the reports described above, Parent shall be deemed to have satisfied the requirements of this Section 4.4(a).

(b)          Parent shall file with the Trustee (with a mandatory copy to the Holder Representative), within 60 days following the end of any Covered Revenues Measuring Period, a Covered Revenues Statement with respect to such Covered Revenues Measuring Period.  For the avoidance of doubt, the Covered Revenues Statements shall be treated as Confidential Information pursuant to Section 6.8, and no public filing of such Covered Revenues Statements shall be required pursuant to this Section 4.4.

(c)          Delivery of the reports, information and documents described in Section 4.4 shall not constitute constructive notice of any information contained therein or determinable there from, including Parent’s compliance with any of its covenants or other obligations hereunder as to which the Trustee is entitled to rely exclusively on Officer’s Certificates or notice pursuant to Section 6.7.

ARTICLE 5
AMENDMENTS

Section 5.1.          Amendments Without Consent of Holders.  Without the consent of any Holders, Parent and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the CVRs, for any of the following purposes:

(a)          to convey, transfer, assign, mortgage or pledge to the Trustee, as security for the CVRs, any property or assets;

(b)          to evidence the succession of another Person to Parent, and the assumption by any such successor of the covenants of Parent herein and in the CVRs;

(c)          to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Majority Holders to waive such an Event of Default;

(d)         to cure any ambiguity, or to correct or supplement any provision herein or in the CVRs which may be defective or inconsistent with any other provision herein; provided that such provisions shall not materially reduce the benefits of this CVR Agreement or the CVRs to the Holders;

(e)          to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable;

(f)         to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided, that such provisions shall not adversely affect the interests of the Holders; or

(g)          to provide for uncertificated electronic book entry positions in addition to or in place of physical certificates to represent the CVRs;

(h)          to make any change that does not adversely affect the interests of the Holders.

Promptly following any amendment of this CVR Agreement or the CVRs in accordance with this Section 5.1, the Trustee shall notify the Holders and the Holder Representative of such amendment in accordance with Section 5.4; provided that any failure to so notify the Holders shall not, in itself, affect the validity of such amendment. Notwithstanding the foregoing or anything in this CVR Agreement to the contrary, no amendment of Section 10.1 that adversely affects the Holder Representative in any material respect with respect to its rights or obligations under this CVR Agreement prior to the effectiveness of such amendment shall be effective without the Holder Representative’s prior written consent thereto.

Section 5.2.          Amendments with Consent of Holders.  With the consent of the Majority Holders, by Act of said Holders delivered to Parent, Holder Representative and the Trustee (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the CVRs), Parent (when authorized by a Board Resolution) and the Trustee may enter into one or more amendments hereto or to the CVRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the CVRs or of modifying in any manner the rights of the Holders under this CVR Agreement or to the CVRs; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding CVR affected thereby:

(a)          modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this CVR Agreement or the CVRs or the time for payment and amount of any Covered Revenues Payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date. Notwithstanding the foregoing, each Holder of a CVR, by acceptance thereof, including any permitted transferee, consents to the optional redemption provisions set forth in Article 9 hereof;

(b)          reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

(c)          modify any of the provisions of this Section 5.2, except to increase any such percentage or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the prior consent of the Holder of each CVR affected thereby.

It shall not be necessary for any Act of Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

Section 5.3.          Execution of Amendments.  In executing any amendment permitted by this Article 5, the Trustee shall be entitled to receive, and (subject to Section 3.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article 5 if the amendment does not adversely affect the Trustee’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

Section 5.4.          Effect of Amendments; Notice to Holders.

(a)          Upon the execution of any amendment under this Article 5, this CVR Agreement and the CVRs shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the CVRs for all purposes, and every Holder of CVRs shall be bound thereby.

(b)          Promptly after the execution by Parent and the Trustee of any amendment pursuant to the provisions of this Article 5, Parent shall (or direct the Trustee in writing to, at Parent’s sole cost and expense) mail a notice thereof by first class mail to the Holder Representative and Holders of CVRs at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of Parent to mail such notice, or any defect therein, shall not, in itself, however, in any way impair or affect the validity of any such amendment.

Section 5.5.          Conformity with Trust Indenture Act.  Every amendment executed pursuant to this Article 5 shall conform to the applicable requirements of the Trust Indenture Act, if any.

Section 5.6.          Reference in CVRs to Amendments.  If an amendment changes the terms of the CVRs, the Trustee may require the Holders of the CVRs to deliver it to the Trustee. CVRs authenticated and delivered after the execution of any amendment pursuant to this Article 5 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If Parent shall so determine, new CVRs so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such amendment may be prepared and executed by Parent and authenticated and delivered by the Trustee in exchange for Outstanding CVRs. Failure to make the appropriate notation or to issue a new CVR shall not affect the validity of such amendment.

ARTICLE 6
COVENANTS

Section 6.1.          Payment of Amounts, if any, to Holders.  Parent will duly and punctually pay or cause to be paid the amounts, if any, owed with respect to the CVRs in accordance with the terms of the CVRs and this CVR Agreement. Such amounts shall be considered paid on or prior to the applicable Payment Date if on such date, the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Each of the Surviving Entity, Parent (or any of its Affiliates), the Trustee and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this CVR Agreement or the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other

Law.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this CVR Agreement and the Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The consent of the Holders shall not be required for any such withholding.

Section 6.2.          Maintenance of Office or Agency.

(a)          As long as any of the CVRs remain Outstanding, Parent will maintain an office or agency (i) where CVRs may be presented or surrendered for payment, (ii) where CVRs may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon Parent in respect of the CVRs and this CVR Agreement may be served. Parent hereby initially designates the Corporate Trust Office as such office or agency of Parent, unless Parent shall hereafter designate and maintain some other office or agency for one or more of such purposes. Parent or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. Parent will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time Parent shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and Parent hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b)          Parent may from time to time designate one or more other offices or agencies (in or outside of the City of New York) where the CVRs may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation. Parent will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

Section 6.3.          Money for Covered Revenues Payments to Be Held in Trust.

(a)          If Parent shall at any time act as the Paying Agent, it will, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the CVRs until such sums shall be paid to the Holders as herein provided, and will promptly notify the Trustee and the Holder Representative of any such payment or any failure to make payment on the CVRs.

(b)          Whenever Parent shall have one or more Paying Agents for the CVRs, it will, prior to 10:00 a.m. (New York City time) on a Payment Date, deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such amount.

(c)          Parent will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 6.3, that such Paying Agent will (i) hold all sums held by it for the payment of any amount payable on CVRs in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will notify the Trustee of the sums so held and (ii) give the Trustee and the Holder Representative notice of any failure by Parent (or by any other obligor on the CVRs) to make any payment on the CVRs when the same shall be due and payable.

(d)          Any money deposited with the Trustee or any Paying Agent, or then held by Parent, in trust for the payment on any CVR and remaining unclaimed for one year after the Payment Date shall be paid to Parent on Parent Request, or (if then held by Parent) shall be discharged from such trust, and the Holder of such CVR shall thereafter, as an unsecured general creditor, look only to Parent for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 6.4.          Books and Records.  Parent shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

Section 6.5.          Audits.

(a)          Upon the written request of the Holder Representative or the Majority Holders, as the case may be (the “Requesting Party”), provided to Parent within 120 days following the date on which Parent delivers a Covered Revenues Statement with respect to a Covered Revenues Measuring Period ending upon the last day of any Threshold Measuring Period pursuant to Section 4.4(b) (the “Review Request Period”), Parent shall permit, and shall cause its Subsidiaries to permit, an independent certified public accounting firm of nationally recognized standing selected by the Requesting Party and Parent (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) to have access during normal business hours to such of the records of Parent as may be reasonably necessary to verify the accuracy of any Covered Revenues Statements delivered with respect to the Threshold Measuring Period most recently ended and the figures underlying the calculations set forth therein for any period within such Threshold Measuring Period, and subject to customary confidentiality provisions (it being understood that such review shall not include any matter addressed in Section 6.5(b) below). If the Requesting Party is not the Holder Representative, the Requesting Party shall provide concurrent copies to the Holder Representative of all material communications and documents provided by the Requesting Party to Parent, or provided by Parent to the Requesting Party, in each case pursuant to this Section 6.5. Parent shall pay, or cause to be paid, the fees charged by the Independent Accountant; provided, that, in the event that the Independent Accountant determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10,000,000 of the Covered Revenues that should have been included in the Covered Revenues Statement, the Holders shall pay, or cause to be paid, the fees charged by such Independent Accountant, which amount Parent may deduct from any future Covered Revenues Payments payable to Holders pursuant to this CVR Agreement. The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination as promptly as practicable (and in any event within 30 days) with respect to those specific items in the applicable Covered Revenues Statement that the Requesting Party and Parent disagree on and submit to it for resolution, and the scope of the disputes to be resolved by the Independent Accountant shall be limited to such specific items.  If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause its Subsidiaries to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent and subject to customary confidentiality provisions.  The Independent Accountant shall disclose to the Requesting Party the amounts that the Independent Accountant believes to be due and payable by Parent and details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit.  The Independent Accountant shall provide Parent with a copy of all disclosures made to the Requesting Party.

(b)          During the Review Request Period, the Requesting Party may also provide notice in writing to Parent challenging Parent’s determination that a given activity does not generate Covered Revenue recognized in any Covered Revenues Measuring Period for which any Covered Revenues Statement has been delivered with respect to the Threshold Measuring Period most recently ended, which notice shall (i) identify in reasonable detail why the Requesting Party believes such activity generated Covered Revenue recognized in such Covered Revenues Measuring Period, including identifying the activity and the clause of “Covered Revenue” at issue (the “Specified Dispute”), including with respect to challenges regarding Intellectual Property, identifying in reasonable detail the item(s) of Intellectual Property at issue and alleged infringing items (it being understood that such Specified Dispute shall not include any matter addressed in

Section 6.5(a) above), and (ii) propose a relevant subject matter expert of nationally recognized standing to be appointed to resolve the Specified Dispute pursuant to the terms of this Section 6.5(b).  Within 10 Business Days of the receipt of such notice, Parent shall either accept the appointment of such expert or shall propose in writing to the Requesting Party a different independent relevant subject matter expert of nationally recognized standing. For the next 15 Business Days thereafter, Parent and the Requesting Party shall discuss the selection of such expert and failing agreement, the experts proposed by Parent and the Requesting Party shall in turn appoint an independent relevant subject matter expert to resolve such dispute pursuant to the terms of this Section 6.5 (the “Subject Matter Expert”), which expert shall be selected no later than the end of such 15-Business Day period.  Within one month after the appointment of the Subject Matter Expert, each of Parent and the Requesting Party shall submit in writing to the Subject Matter Expert its arguments regarding the Specified Dispute. The Subject Matter Expert, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to the Specified Dispute as promptly as practicable (and in any event within one month) by adopting the position of either Parent or the Requesting Party. The Subject Matter Expert shall not be permitted to make any determination other than adopting the position of either Parent or the Requesting Party, and the scope of the disputes to be resolved by the Subject Matter Expert shall be limited to the Specified Dispute. Parent shall permit, and shall cause its Subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Parent as may be reasonably necessary to resolve the Specified Dispute, subject to customary confidentiality provisions. Parent shall pay, or cause to be paid, the fees charged by the Subject Matter Expert; provided, that, in the event that the Subject Matter Expert determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10 million of the Covered Revenues that should have been included in the Covered Revenues Statement, the Holders shall pay, or cause to be paid, the fees charged by such Subject Matter Expert, which amount Parent may deduct from any future Covered Revenues Payments payable to Holders pursuant to this CVR Agreement.  Parent shall, and shall cause its Subsidiaries to, furnish to the Subject Matter Expert such reasonable access, work papers and other documents and information related to disputed issues as the Subject Matter Expert may request and as are available to Parent, and subject to customary confidentiality provisions.  The Subject Matter Expert shall disclose to the Requesting Party only the amounts that the Subject Matter Expert believes to be due and payable by Parent, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit.  The Subject Matter Expert shall provide Parent with a copy of all disclosures made to the Requesting Party.

(c)          Notwithstanding anything to the contrary, only one, and not both, of the Holder Representative or the Majority Holders may provide notice requesting an audit pursuant to Sections 6.5(a) or 6.5(b) during each Review Request Period.

(d)          All other items in the Covered Revenues Statement that the Requesting Party and Parent do not submit, prior to the end of the Review Request Period, to the Independent Accountant or to the Subject Matter Expert for resolution shall be deemed to be agreed by the Requesting Party and Parent and neither the Independent Accountant nor the Subject Matter Expert shall be charged with calculating or validating those agreed upon items.

(e)          If the Independent Accountant or Subject Matter Expert concludes that any Covered Revenues Payment amount should have been greater than the Covered Revenues Payment set forth in an applicable Covered Revenues Statement (the difference being the “CVR Shortfall”), Parent shall pay the CVR Shortfall within 60 days of the date the Requesting Party deliver to Parent the Independent Accountant’s or Subject Matter Expert’s written report (the “Shortfall Report”); provided that the CVR Shortfall amount shall bear interest at the Shortfall Interest Rate beginning from 30 days after the date the Requesting Party delivers to Parent the Shortfall Report until payment is made to the Trustee. The decision of such Independent Accountant and Subject Matter Expert shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(f)          If, upon the expiration of the Review Request Period, neither the Holder Representative nor the Majority Holders have requested a review of the applicable Covered Revenues Statement in accordance with this Section 6.5, the calculation of the Covered Revenues Payment payable with respect to all Covered Revenues Measuring Periods within the applicable Threshold Measuring Period shall be conclusive and binding on each Holder, and Parent shall be released from any liability or accountability with respect to payments in respect of such Covered Revenues Measuring Periods in excess of such Covered Revenues Payment.

(g)          Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 6.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Subsidiary obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review.

(h)          Parent shall use, and shall cause its Affiliates to use, its (and their) commercially reasonable efforts to include a provision in any license or distribution agreement with any third party with respect to any Covered Product or Service that would allow any Independent Accountant appointed pursuant to this Section 6.5 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 6.5 provided, that this provision shall not apply if the underlying license agreement with Parent or Affiliates would not customarily include audit rights.  The parties hereto agree that, if Parent or its Affiliates have exercised audit rights under any collaboration, license, sublicense or distribution agreement, or any agreement referred to in the final proviso of the definition of “Covered Revenues Payment”, prior to the Requesting Party’s request for an audit under this Section 6.5 and under such collaboration, license, sublicense, distribution or other agreement Parent and its Affiliates cannot request another audit, the results of Parent’s prior audit of the counterparty shall be used for purposes of the audit requested by the Requesting Party under this Section 6.5 and that Parent shall not have any further obligation to provide access to the Independent Accountant or Subject Matter Expert with respect to such counterparty until such time as Parent may again exercise its rights of audit under the collaboration, license, sublicense, distribution or other agreement with such counterparty.

(i)          Each of the Requesting Party and Parent shall bear its own costs and expenses in connection with the reviews and audits provided for in this Section 6.5, except that the fees and expenses of the Independent Accountant and/or the Subject Matter Expert will be borne as provided in Section 6.5(a) and Section 6.5(b), respectively, and any other expenses of the Holder Representative shall be borne by the Holders pursuant to Section 10.1(a).

Section 6.6.          Certain Covenants and Acknowledgements.

(a)          During the Covered Revenues Term, Parent shall operate its business and its Subsidiaries’ businesses in good faith and shall not take any action, and shall cause its Subsidiaries not to take any action, for the primary purpose of avoiding or reducing the amount of Covered Revenues Payments payable to the Holders.

(b)          So long as any of the CVRs remain Outstanding, Parent shall not enter into any binding agreement, arrangement or understanding, which would, or would reasonably be expected to, delay or prevent Parent’s ability to timely make any Covered Revenues Payment that becomes due under this CVR Agreement.

(c)          Parent shall use, and shall cause its Subsidiaries to use, Diligent Efforts to obtain regulatory approval and clearance for the Existing Products; provided, however, that such obligation to use Diligent Efforts shall terminate upon the earlier of (i) the End Date and (ii) such time as the data generated in an appropriate clinical trial does not support further development of such Product.  Parent shall use, and shall cause its Subsidiaries to use, Diligent Efforts to Sell and commercialize Products of Parent and its Subsidiaries that are included in the definition of Covered Products and Services, in each case in the Field utilizing any Methylation-based Technology; provided, however, that such obligation to use Diligent Efforts shall terminate upon the End Date.

Without limiting the provisions of this Section 6.6, each of the Trustee and Holder Representative (by execution of this CVR Agreement) and the Holders (by their acceptance of the CVRs hereby) shall be deemed to have acknowledged that (i) Parent may make decisions regarding the operation of the businesses of Parent and its Subsidiaries, including the investment and allocation of resources, on the basis of the strategic objectives of Parent and its Affiliates taking into account any relevant factors (including technical, commercial, legal, scientific and/or medical factors), and that such decisions may adversely affect the amount of Covered Revenues Payments payable to the Holders, and (ii) it is Parent’s present intention to operate the Company business as a stand-alone division within Parent and Parent may in its discretion develop, package, distribute and sell products and services separately, in each case of (i) and (ii), so long as such actions taken or not taken do not conflict with or breach the provisions of this CVR Agreement, including this Section 6.6.

Section 6.7.          Notice of Default.  Parent shall file with the Trustee (with a mandatory copy to the Holder Representative) written notice of the occurrence of any Default or Event of Default under this CVR Agreement within five Business Days of its becoming aware of any such Default or Event of Default.

Section 6.8.          Confidentiality.  The Trustee, the Holder Representative and the Holders hereby agree that any confidential or non-public information (including Covered Revenues Statements) they receive from or on behalf of Parent or any Affiliate of Parent, which receipt arises out of the transactions contemplated by this CVR Agreement (the “Confidential Information”), shall: (a) not be used for any purpose other than for purposes permitted under this CVR Agreement; (b) not be used directly or indirectly in any way that is for competitive purposes; and (c) not be disclosed by, and be kept confidential by, the Trustee, the Holder Representative and the Holders and its directors, officers, members, managers, employees, affiliates, and agents (collectively, “Representatives”); provided, however, that any such Confidential Information may be disclosed only to their Representatives (including the Independent Accountant) who (i) need to know such Confidential Information and (ii) are bound in writing to a non-disclosure agreement no less restrictive than this Section 6.8. It is understood that such Representatives shall be informed by the Trustee, the Holder Representative or the applicable Holder of the confidential nature of such Confidential Information, and that the Trustee, the Holder Representative or such Holder, as applicable, shall be responsible for any disclosure or use made by its Representatives in breach of obligations under this CVR Agreement to the same extent as if such disclosure or use had been made directly by the Trustee or such Holder, as applicable. Each of the Trustee, the Holder Representative and the Holders will promptly notify Parent of any breach of this CVR Agreement of which they become aware, and will use reasonable efforts to assist and cooperate with Parent in minimizing the consequences of such breach. “Confidential Information” shall not include any information that is (A) publicly available other than because of disclosure by the Trustee, the Holder Representative or the Holders or any of their respective Representatives or (B) is lawfully disclosed to the Trustee, the Holder Representative or Holders by sources (other than Parent or its Affiliates) rightfully in possession of the Confidential Information. If the Trustee, the Holder Representative, the Holders or their respective Representatives are legally required or requested to disclose any Confidential Information, they will in advance of such disclosure, unless otherwise prohibited by Law, promptly notify Parent of such request or requirement so that Parent may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the Person receiving the disclosure, or, in Parent’s discretion, to waive compliance with the provisions of this CVR Agreement. In any such case, the Trustee, the Holder Representative and the Holders agree to cooperate and use reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, the Trustee, the Holder Representative, Holders or their respective Representatives are legally obligated to disclose any Confidential Information, they will disclose only so much thereof to the party compelling disclosure as they reasonably believe in good faith, on the basis of advice of counsel, is required by Law. To the extent permitted by applicable Law, the Trustee, the Holder Representative and Holders shall give Parent prior written notice of the specific Confidential Information that they believe they are required to disclose under such circumstances. All Confidential Information disclosed by or on behalf of Parent or any of its Affiliates shall be, and shall remain, the property of Parent or such Affiliate. Notwithstanding the foregoing, nothing in this Section 6.8 shall prevent the Holder Representative from disclosing Confidential Information to the Holders on a need-to-know basis, provided that such persons are subject to confidentiality obligations no less restrictive than this Section 6.8.

Section 6.9.          Non-Use of Name.  None of the Trustee, the Holder Representative or the Holders shall use the name, trademark, trade name, or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of Parent. Notwithstanding the foregoing, following Closing and after the public announcement (if any) of the transactions contemplated hereby, the Holder Representative shall be permitted to publicly announce that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

ARTICLE 7
REMEDIES OF THE TRUSTEE AND HOLDERS
ON EVENT OF DEFAULT

Section 7.1.          Event of Default Defined; Waiver of Default.  “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          default in the payment of all or any part of any Covered Revenues Payment after a period of 10 Business Days after such Covered Revenues Payment shall become due and payable on a Payment Date or otherwise; or

(b)          material default in the performance, or breach in any material respect, of any covenant or warranty of Parent in respect of the CVRs (other than a covenant or warranty in respect of the CVRs, a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Parent by the Trustee or to Parent and the Trustee by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(c)          a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Parent or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(d)          Parent shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Parent or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Except where authorization and/or appearance of each of the Holders is required by applicable Law, if an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of the Majority Holders by notice in writing to Parent (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

The foregoing provisions of this Section 7.1, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, Parent shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Events of Default under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Majority Holders, by written notice to Parent and to the Trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Section 7.2.          Collection by the Trustee; the Trustee May Prove Payment Obligations.  Parent covenants that in the case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable, whether at a Payment Date or otherwise, then upon demand of the Trustee, Parent will pay to the Trustee for the benefit of the Holders the whole amount that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence, bad faith or willful misconduct.

The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

In case Parent shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Parent or other obligor upon such CVRs and collect in the manner provided by Law out of the property of Parent or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to Parent or other obligor upon the CVRs, irrespective of whether any amount is then due and payable with respect to the CVRs, the Trustee is authorized:

(a)          to file and prove a claim or claims for the whole amount owing and unpaid in respect of the CVRs, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence, bad faith or willful misconduct) and of the Holders allowed in any judicial proceedings relative to Parent or other obligor upon the CVRs, or to their respective property;

(b)          unless prohibited by, and only to the extent required by, applicable Law, to vote on behalf of the Holders in any election of (i) a Trustee or a standby Trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or (ii) a Person performing similar functions in comparable proceedings; and

(c)          to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence, bad faith or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 3.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a Trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this CVR Agreement, or under any of the CVRs, may be enforced by the Trustee without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as Trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such CVRs parties to any such proceedings (unless required by applicable Law).

Section 7.3.          Application of Proceeds.  Any monies collected by the Trustee (or the Paying Agent) pursuant to this Article 7 in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several CVRs in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented CVRs if only partially paid or upon surrender thereof if fully paid:

FIRST:  To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and Holder Representative and each predecessor Trustee and predecessor Holder Representative, as applicable, and their respective agents and attorneys and of all losses, expenses and liabilities incurred, and all advances made, by the Trustee and Holder Representative and each predecessor Trustee and predecessor Holder Representative, as applicable, except as a result of their respective negligence (in the case of the Trustee) or gross negligence (in the case of the Holder Representative), bad faith or willful misconduct, and all other amounts due to the Trustee and Holder Representative or any predecessor Trustee or predecessor Holder Representative pursuant to Section 3.6 or Section 10.1;

SECOND:  To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any security over any other CVR, ratably to the aggregate of such amounts due and payable; and

THIRD:  To the payment of the remainder, if any, to Parent or any other Person lawfully entitled thereto.

Section 7.4.          Suits for Enforcement.  In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.

Section 7.5.          Restoration of Rights on Abandonment of Proceedings.  In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall, subject to any determination in such proceeding, have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case Parent and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of Parent, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 7.6.          Limitations on Suits by Holders.  Subject to the right of the  Holder Representative and the Majority Holders under Section 6.5, no Holder of any CVR shall have any right by virtue or by availing itself of any provision of this CVR Agreement to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless (a) such Holder previously shall have given to the Trustee written notice of Default or Event of Default and of the continuance thereof, as hereinbefore provided, (b) the Majority Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and (c) the Trustee for 15 days after its receipt of the latter of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 7.9; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this CVR Agreement to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal and ratable benefit of all such Holders. For the protection and enforcement of the provisions of this Section 7.6, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.

Section 7.7.          Unconditional Right of Holders to Institute Certain Suits.  Notwithstanding any other provision in this CVR Agreement and any provision of any CVR, the right of any Holder of any CVR to receive payment of the amounts payable in respect of such CVR on or after the respective due dates expressed in such CVR, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.8.          Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

(a)          Except as provided in Section 7.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b)          No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 7.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 7.9.          Control by Holders.

(a)          The Majority Holders shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the CVRs by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided, further, that (subject to the provisions of Section 3.1) the Trustee shall have the right to decline to follow any such direction if (i) the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, (ii) a committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or (iii) the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.

(b)          Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

Section 7.10.          Waiver of Past Defaults.

(a)          In the case of a Default or an Event of Default specified in clause (b), (c) or (d) of Section 7.1, the Majority Holders may waive any such Default or Event of Default, and its consequences except a Default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each CVR affected. In the case of any such waiver, Parent, the Trustee and the Holders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or Event of Default  or impair any right consequent thereon.

(b)          Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 7.11.          The Trustee to Give Notice of Default, But May Withhold in Certain Circumstances.  The Trustee shall transmit to the Holders (with a copy to the Holder Representative), as the names and addresses of such Holders appear on the CVR Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all Defaults which have occurred and are known to the Trustee, such notice to be transmitted within 90 days after the occurrence thereof, unless such Defaults shall have been cured before the giving of such notice; provided that, except in the case of Default in the payment of the amounts payable in respect of any of the CVRs, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or Trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 7.12.          Right of Court to Require Filing of Undertaking to Pay Costs.  All Parties to this CVR Agreement agree, and each Holder of any CVR by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted to be taken by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 7.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than 10% of the CVRs Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any CVR on or after the due date expressed in such CVR.

ARTICLE 8
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 8.1.          Parent May Consolidate, etc., on Certain Terms.

(a)          Parent shall not merge or consolidate with or into any other Person, or sell or convey all of its assets to any Person (other than a wholly owned Subsidiary of Parent), unless (i) Parent shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance all the assets of Parent (including the shares of the Company), Parent shall be a Person organized under the Laws of the United States of America or any State thereof and shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee (with a mandatory copy to the Holder Representative), in form satisfactory to the Trustee, the due and punctual payment of the CVRs, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by Parent and (ii) Parent, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

(b)          Except as otherwise provided in Section 8.1(a) or in a Minority Transaction, Parent and its Subsidiaries shall not consummate a Disposition of their respective rights in and to Applicable Products to any third party (including the sale of substantially all, but not all, the assets of Parent), except in a bona fide transaction and unless Parent obtains the agreement of the transferee to (i) (x) at all times after any such Disposition, include such Applicable Products (or Services or other assets and rights included in such Disposition, if applicable) in the calculation of Covered Revenues, in accordance with the terms hereunder (with the transferee substituted for Parent as necessary) as if such transferee was Parent and (y) include in the contract for such Disposition appropriate provisions for such treatment and a requirement that the transferee comply with the covenants in this Section 8.1(b) to the same extent as Parent, and (ii) adjust the dollar amounts set forth in the definition of “Covered Revenues Payment” as agreed upon by Parent and the Holder Representative as a result of such transaction to apportion such thresholds between the portion of the business retained by Parent and its Subsidiaries and the portion of the business attributable to the Applicable Products (and Services and such other assets and rights, if applicable) acquired by the transferee (which apportionment shall be based on the relative percentage of projected Covered Revenues transferred and the percentage of projected Covered Revenues retained for the period from the closing of the transaction to the End Date) (any transaction in which the transferee agrees to such inclusions, a “Specified Asset Sale”). For purposes of clarification, this Section 8.1(b) will not apply to (A) Sales of Products or Services made by Parent or its wholly owned Subsidiaries or (B) ordinary course licensing arrangements between Parent and its Subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of this CVR Agreement.  If any transaction covered by this Section 8.1(b) also involves the Disposition of assets or other rights other than Applicable Products, any commercial arrangement between Parent or any of its Affiliates, on the one hand, and the acquirer or any Affiliate of the acquirer on the other hand, or any other consideration paid or deemed paid by Parent to the transferee in such Disposition, then the Consideration allocated to the Applicable Products, assets or other rights included in Covered Revenues shall be calculated based on their actual value in proportion to the aggregate value of such Applicable Products, assets or other rights taking into account the value of all components of such transaction (the “Appropriate Allocation”). If a Product or Service that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product or Service ceases to be a Bundled Product or Service, it will not be an Applicable Product for purposes of this Section 8.1(b) for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

(c)          Except as otherwise provided in Section 8.1(a), Section 8.1(b), this Section 8.1(c) or in a Minority Transaction, Parent and its Subsidiaries shall not consummate a Disposition of their respective assets or rights in and to the business of Parent and its Subsidiaries that generate Covered Revenues to any third party without the prior written consent of the Majority Holders or the Holder Representative, such consent not to be unreasonably withheld, conditioned or delayed.  Section 8.1(b) and this Section 8.1(c) shall not apply with respect to the Disposition of assets that are ancillary to and are not required for the generation of Covered Revenues (e.g., real property); provided, however, Covered Products and Services, Data described in the definition of “Sale of Data”, Samples described in clause (d) of the definition of “Covered Revenues”, and any assets in the Field utilizing Existing IP (and, in each case, any rights therein) and/or any assets that are integral thereto, shall not be deemed or considered ancillary for this purpose and shall be covered by Section 8.1(b) and the first sentence of this Section 8.1(c).

(d)          In the event Parent and Holder Representative are unable to agree on any matters that are the subject of Section 8.1(b) (including (i) whether a given transaction is a “Minority Transaction”, (ii) whether a particular transaction is subject to Section 8.1(b), (iii) whether the proceeds of any particular transaction constitute Covered Revenues (including any Appropriate Allocation, as applicable) or (iv) the applicable adjustments described in Section 8.1(b)(ii)), within 30 days of notice from one party to the other, either Parent or Holder Representative may provide written notice to the other of its (x) election to have such disagreement resolved by a Subject Matter Expert and (y) its proposal of the applicable Subject Matter Expert. Within 10 Business Days of the receipt of such notice, the receiving party shall either accept the proposal of such Subject Matter Expert or shall propose in writing to the other party a Subject Matter Expert. For the next 15 Business Days thereafter, Parent and the Holder Representative shall discuss the selection of such expert and failing agreement, the experts proposed by Parent and the Holder Representative shall in turn appoint an independent relevant Subject Matter Expert to resolve such dispute, which expert shall be selected no later than the end of such 15-Business Day period. Within one month after the appointment of the Subject Matter Expert, each of Parent and the Holder Representative shall submit in writing to the Subject Matter Expert its arguments for such disputed matter(s). The Subject Matter Expert, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to the proposed adjustment as promptly as practicable (and in any event within one month) by adopting the position of either Parent or the Holder Representative. The Subject Matter Expert shall not be permitted to make any determination other than adopting the position of either Parent or the Holder Representative, and the scope of the disputes to be resolved by the Subject Matter Expert shall be limited to the disputed matter(s). Parent shall permit, and shall cause its Subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Parent as may be reasonably necessary to resolve the disputed matter(s). The determination of the Subject Matter Expert shall be final, conclusive and binding on Parent, the Holder Representative and the Holders, shall be non-appealable and shall not be subject to further review. The person whose position was not adopted by the Subject Matter Expert shall pay, or cause to be paid, the fees charged by the Subject Matter Expert. Parent shall, and shall cause its Subsidiaries to, furnish to the Subject Matter Expert such access, work papers and other documents and information related to the adjustment dispute as the Subject Matter Expert may request and as are available to Parent.

Section 8.2.          Successor Person Substituted.

(a)          In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person in accordance with the terms of this CVR Agreement, Parent shall be discharged from all obligations and covenants under this CVR Agreement solely with respect to the business and assets transferred in such bona fide consolidation, merger, sale or conveyance, but, for the avoidance of doubt, Parent will remain bound by all obligations and covenants with respect to any business or assets retained by Parent or its Subsidiaries that generate Covered Revenues, and such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein (it being understood, for the avoidance of doubt, that the calculations of Covered Revenues and Net Sales shall not include any revenue or Sales of any Affiliates of the successor Person other than the revenue and Sales of the business and assets of Parent and its Subsidiaries). Such successor Person may cause to be signed, and may issue either in its own name or in the name of Parent prior to such succession any or all of the CVRs issuable hereunder which theretofore shall not have been signed by Parent and delivered to the Trustee, and, upon the order of such successor Person instead of Parent and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any CVRs which previously shall have been signed and delivered to the Trustee for authentication, and any CVRs which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the CVRs so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the CVRs theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such CVRs had been issued at the date of the execution hereof.

(b)          In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the CVRs thereafter to be issued as may be appropriate. The successor entity to such consolidation, merger, sale or conveyance may satisfy the obligations of

Section 4.4(a)(i)(A) and (B) of this CVR Agreement by providing copies of such successor entity’s Exchange Act Documents in the case of Section 4.4(a)(i)(A) or such successor entity’s financial information in the case of Section 4.4(a)(i)(B).

(c)          In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) Parent or any Person which shall theretofore have become such in the manner described in this Article 8 shall be discharged from all obligations and covenants under this CVR Agreement and the CVRs and may be liquidated and dissolved.

Section 8.3.          Opinion of Counsel to the Trustee.  The Trustee, subject to the provisions of Sections 3.1 and 3.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with Sections 1.3 and 1.4, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article 8 and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

Section 8.4.          Successors.  All covenants, provisions and agreements in this CVR Agreement by or for the benefit of Parent, the Trustee, the Holder Representative or the Holders shall bind and inure to the benefit of their respective permitted successors, assigns, heirs and personal representatives, whether so expressed or not. Parent may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its direct or indirect Subsidiaries; provided, however, that in the event of any such assignment Parent shall remain subject to its obligations and covenants hereunder, including, but not limited to, its obligation to make any Covered Revenues Payments.

ARTICLE 9
REDEMPTION OF SECURITIES

Section 9.1.          Notice to Trustee.  If Parent elects to redeem CVRs pursuant to the optional redemption provisions of Section 9.5 hereof, it shall furnish to the Trustee (with a mandatory copy to the Holder Representative), at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days before a redemption date (but in any event at least 15 days prior to the date on which notice provided pursuant to Section 9.2 hereof is required to be sent), an Officer’s Certificate setting forth (i) the clause of this CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the amount of CVRs to be redeemed and (iv) the Redemption Price.

Section 9.2.          Notice of Redemption.  At least 30 days but not more than 60 days before a redemption date, Parent shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose CVRs are to be redeemed at its registered address. The notice (the “Call Notice”) shall identify the amount of CVRs to be redeemed and shall state:

(a)          the redemption date;

(b)          the Redemption Price;

(c)          the name and address of the Paying Agent;

(d)          that CVRs called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(e)          that, unless Parent defaults in making such redemption payment, all right title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under this CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(f)          the clause of this CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(g)          that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

          At Parent’s request, the Trustee shall give the notice of redemption in Parent’s name and at its expense; provided, however, that Parent shall have delivered to the Trustee at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 9.3.          Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 9.2 hereof, CVRs called for redemption shall become irrevocably due and payable on the redemption date at the Redemption Price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the CVRs held by Holders to whom such notice was properly given.

Section 9.4.          Deposit of Redemption Price.  Prior to 10:00 a.m. (New York City time) on the redemption date, Parent shall deposit with the Trustee or with the Paying Agent (if different from the Trustee) money sufficient to pay the Redemption Price of all CVRs to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to Parent any money deposited with the Trustee or the Paying Agent by Parent in excess of the amounts necessary to pay the Redemption Price of all CVRs to be redeemed.

          If Parent complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, as applicable, all right title and interest of a Holder to any Covered Revenues Payment, if any, shall cease to accrue on the CVRs called for redemption or subject to purchase. If any CVR called for redemption or subject to purchase shall not be so paid upon surrender for redemption or purchase because of the failure of Parent to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date or purchase date, as applicable, until such redemption price is paid at the Default Interest Rate.

Section 9.5.          Optional Redemption by Parent.  Parent may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding CVRs at the Redemption Price.

ARTICLE 10
HOLDER REPRESENTATIVE

Section 10.1.          Authority and Rights of the Holder Representative; Limitations on Liability.

(a)          The Holder Representative shall have such powers and authority as are necessary to carry out the functions, on behalf of the Holders, assigned to it under this CVR Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, each Holder agrees that the Holder Representative has full power, authority and discretion, on behalf of each Holder and his, her or its successors and assigns, to (a) interpret the terms and provisions of this CVR Agreement and the documents to be executed and delivered by the Holders in connection herewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given by it under this CVR Agreement, (c) receive service of process in connection with any claims under this CVR Agreement or any document or agreement contemplated to be executed or delivered in connection with this CVR Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the Holder Representative for the accomplishment of the foregoing, (e) give and receive notices and communications as provided under this CVR Agreement and (f) take all actions necessary or appropriate in the judgment of the Holder Representative on behalf of the Holders in carrying out the provisions of this CVR Agreement applicable to the Holders.  All actions taken by the Holder Representative under this CVR Agreement shall be binding upon the Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall, in its capacity as such, have no liability to any Holder with respect to actions taken or omitted to be taken in their capacity as the Holder Representative, except that the Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. At no cost to Parent, the Company or the Trustee, the Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and the Holders (including any permitted transferees) agree by their acceptance of the CVRs that the Holder Representative shall be entitled to (in the absence of bad faith on the part of the Holder Representative) conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those finally judicially determined to have directly arisen out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Without limiting the foregoing, the Holder Representative shall be entitled to reimbursement from the Holders for all reasonable expenses incurred or reasonably estimated to be incurred, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity. Upon notice to Parent and the Trustee in accordance with Section 2.2(d)(2), such indemnification payments and/or reimbursements (the foregoing collectively, “Holder Representative Expenses”) shall be paid to the Holder Representative from Covered Revenues Payments (or CVR Shortfall payments, if applicable) in accordance with Section 2.2(d)(2) (and/or Section 7.3, as applicable) (it being understood that none of the Trustee, Parent, the Company or their respective Affiliates shall be personally responsible for such reimbursement, subject to Parent and Trustee effecting such payments to Holder Representative from Covered Revenues Payments (or CVR Shortfall payments, if applicable) in accordance with Section 2.2(d)(2) (and/or Section 7.3, as applicable). For the avoidance of doubt, all Holder Representative Expenses shall be paid solely from (i) Covered Revenues Payments, (ii) CVR Shortfall payments, (iii) the Expense Fund or (iv) the Holders directly.

(b)          Each of Parent, the Trustee, and the Company shall be able to rely conclusively (without liability) on any instructions given and actions taken by the Holder Representative as the instruction and decision of each Holder in all matters applicable to the Holder referred to herein. No Holder shall have any cause of action against Parent, the Company or the Trustee for any action taken by Parent, the Company or the Trustee in reliance upon the written instructions or decisions of the Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Parent or the Trustee in accordance with the instructions of the Holder Representative. Each Holder by accepting the CVR, including any permitted transferee, acknowledges and agrees to the terms and conditions of this Section 10.1. The Holder Representative may resign at any time upon 20 days prior written notice to Parent and the Trustee. In the event that the Holder Representative has resigned, the Majority Holders shall promptly appoint a successor, subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and notify Parent and the Trustee thereof.

(c)          Notwithstanding anything to the contrary herein, any action that may be taken by the Holder Representative (including the making of any consents or other agreements) under this CVR Agreement may instead by taken by the Majority Holders and in such case Parent shall be entitled to conclusively rely on the agreement or consent of the Majority Holders.

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IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

ILLUMINA, INC.

By:	/s/ Joydeep Goswami
	Name:	Joydeep Goswami
	Title:	Chief Strategy and Corporate Development Officer

COMPUTERSHARE TRUST COMPANY, N.A., as the Trustee

By:	/s/ Jaddiel Ramos
	Name:	Jaddiel Ramos
	Title:	Corporate Trust Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative

By:	/s/ Kip Wallen
	Name:	Kip Wallen
	Title:	Director

ANNEX A

THIS CVR MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR IN ANY OTHER MANNER TRANSFERRED OR DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN THROUGH A “PERMITTED TRANSFER” (AS DEFINED IN THE CVR AGREEMENT REFERRED TO HEREIN) IN COMPLIANCE WITH THE TERMS OF THE CVR CERTIFICATE AND APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS.

ILLUMINA, INC.

No.	Certificate for	Contingent Value Rights

This certifies that ________________, or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Illumina, Inc., a Delaware corporation (“Parent”), in the amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on a Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made at any other office or agency maintained by Parent for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by wire transfer or check payable in such money.

Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Parent has caused this instrument to be duly executed.

Dated:	[•]
By:
Name: Title:
Attest:
Authorized Signature

[Form of Reverse of CVR Certificate]

1.          This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of August 18, 2021 (the “CVR Agreement”), among Parent, Computershare Trust Company, N.A., a federally chartered trust company, as Trustee (the “Trustee”, which term includes any successor Trustee under the CVR Agreement), and Shareholder Representative Services LLC, a Colorado limited liability company, as Holder Representative (the “Holder Representative”), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of Parent, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

2.          On each Covered Revenues Payment Date, Parent shall pay to the Holder hereof, for each CVR represented hereby, a Pro Rata Portion of the Covered Revenues Payment, if any, with respect to the Covered Revenues Measuring Period ended immediately prior to such Covered Revenues Payment Date.

3.          In the event of any conflict between this CVR Certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

4.          Each Covered Revenues Payment, if any, and interest thereon, if any, shall be payable by Parent in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by its check or wire transfer payable in such money.

5.          Except where authorization and/or appearance of each of the Holders is required by applicable Law, if an Event of Default occurs and is continuing, then, and in each and every such case, either the Trustee by notice in writing to the Parent or the Trustee upon the written request of the Majority Holders by notice in writing to Parent (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

6.          The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with the terms of the CVR Agreement and applicable United States federal and state securities Laws.

7.          As provided in the CVR Agreement and subject to certain limitations therein set forth, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation (which shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Trustee), in form reasonably satisfactory to the Trustee and Parent, duly executed by the Holder thereof, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and surrender for registration of transfer of the CVR Certificates, the Trustee shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Trustee, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of the CVR Agreement (including the provisions of Section 2.2(c)

of the CVR Agreement), and if it determines that it does so comply, Parent shall instruct the Trustee in writing to, and the Trustee shall, upon surrender for registration of transfer of such CVR Certificate at the Corporate Trust Office, authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and Parent shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one new CVR Certificate representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

8.          At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at the Corporate Trust Office. Every CVR presented or surrendered for exchange shall (if so required by Parent or the Trustee) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to Parent and the Trustee. Whenever any CVR Certificates are so surrendered for exchange, Parent shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

9.          Parent and the Trustee may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer or exchange as provided for in Sections 2.6(b) and 2.6(c) of the CVR Agreement and described in clauses (7) and (8) above. The Trustee shall have no duty or obligation to take any action under any section of the CVR Agreement that requires the payment of applicable Taxes or charges unless and until the Trustee is satisfied that all such Taxes or charges have been paid.

10.          All CVRs issued upon any registration of transfer or exchange of CVRs as provided for in the CVR Agreement shall be the valid obligations of Parent, evidencing the same rights, and entitled to the same benefits under the CVR Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

11.          A Holder may make a written request to the Trustee to convert their Direct Registration CVRs into a CVR Certificate or to convert a CVR Certificate into Direct Registration CVRs.  The written request must be duly executed by the Holder. Upon receipt of such written request, the Trustee is hereby authorized to cancel the Direct Registration CVRs in the CVR Register and issue a CVR Certificate or cancel the CVR Certificate and issue Direct Registration CVRs in the CVR Register, as applicable.

12.          Neither Parent nor the Trustee has any duty or obligation to the holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.

13.          Redemption.

(a)          Notice to Trustee.  If Parent elects to redeem CVRs pursuant to the optional redemption provisions of Section 9.5 of the CVR Agreement, it shall furnish to the Trustee, at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before a redemption date (but in any event 15 days prior to the date on which the notice provided pursuant to Section 9.2 of the CVR Agreement is required to be sent), an Officer’s Certificate setting forth (i) the clause of the CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the amount of CVRs to be redeemed and (iv) the redemption price.

(b)          Notice of Redemption.  At least thirty (30) days but not more than sixty (60) days before a redemption date, Parent shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose CVRs are to be redeemed at its registered address. The notice shall identify the amount of CVRs to be redeemed and shall state:

(i)          the redemption date;

(ii)         the redemption price;

(iii)        the name and address of the Paying Agent;

(iv)        that CVRs called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v)         that, unless Parent defaults in making such redemption payment, all right title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under this CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(vi)        the clause of this CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(vii)       that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

At Parent’s request, the Trustee shall give the notice of redemption in Parent’s name and at its expense; provided, however, that Parent shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(c)          Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 9.2 of the CVR Agreement, CVRs called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the CVRs held by Holders to whom such notice was properly given.

(d)          Deposit of Redemption Price.  Prior to 10:00 a.m. (New York City time) on the redemption date, Parent shall deposit with the Trustee or with the Paying Agent (if different from the Trustee) money sufficient to pay the redemption price of all CVRs to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to Parent any money deposited with the Trustee or the Paying Agent by Parent in excess of the amounts necessary to pay the redemption price of all CVRs to be redeemed.

If Parent complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, as applicable, all right title and interest of a Holder to any Covered Revenues Payment, if any, shall cease to accrue on the CVRs called for redemption or subject to purchase. If any CVR called for redemption or subject to purchase shall not be so paid upon surrender for redemption or purchase because of the failure of Parent to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date or purchase date, as applicable, until such redemption price is paid at the Default Interest Rate.

(e)          Optional Redemption by Parent.  Parent may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding CVRs at a cash redemption price equal to the Redemption Price.

14. The Holders, including any permitted transferee, (by their acceptance of this CVR hereby) shall be deemed to have acknowledged and agreed (i) to the rights and privileges of the Holder Representative set forth in the CVR Agreement and (ii) that the Holder Representative is a third-party beneficiary hereof entitled to enforce the terms of this CVR, the CVR Agreement and Article X of the Merger Agreement against each of the Holders.

TRUSTEE’S  CERTIFICATE  OF AUTHENTICATION

This is one of the CVRs referred to in the within-mentioned CVR Agreement.

[•], as Trustee

Dated:	By:
Authorized Signatory